As filed with the Securities and Exchange Commission on January 15, 2021
                                            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Symetra Life Insurance Company
(Exact name of registrant as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	91-0742147 (I.R.S. Employer Identification No.)
777 108th Ave NE, Suite 1200 Bellevue, WA 98004 (425) 256-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Margaret A. Meister
President
Symetra Life Insurance Company
777 108th Ave NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Jacqueline M. Veneziani Senior Vice President, General Counsel and Secretary Symetra Life Insurance Company 777 108th Ave NE, Suite 1200 Bellevue, WA 98004 (425) 256-8000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

If this Form is filed to register addition securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price**	Amount of registration fee
Single Premium Deferred Index-Linked Annuity Contract	NA	NA	$1,000,000	$109.10
* Interests are sold on a dollar for dollar basis and not on the basis of a price per unit.
** The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Symetra Trek® Plus
Individual Single Premium Deferred Index-Linked Annuity Contract

Issued By:
SYMETRA LIFE INSURANCE COMPANY

Prospectus Dated: _________, 2021

This prospectus describes the Symetra Trek® Plus Contract (the “Contract”) and contains important information. Please read it before investing and keep it for future reference. This prospectus does not constitute an offering in any jurisdiction in which the Contract may not lawfully be sold. The Contract is a single premium deferred index-linked annuity contract issued by Symetra Life Insurance Company. The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals. Certain words and phrases used and capitalized throughout the prospectus are defined in the section titled “Defined Terms.”

This prospectus describes all material rights and obligations of annuity purchasers under the Contract.

Under the Contract, you may allocate your Purchase Payment to one or more of the “Indexed Accounts” that are available under the Contract. There are currently 30 Indexed Accounts available. Each Indexed Account is tied to a market index and has an applicable Crediting Method. At the end of an “Interest Term,” we will credit to your Contract an amount of interest (which may be positive, negative, or equal to zero) based on the Index performance and Crediting Method of the Indexed Account you invest in. Interest Terms track the Index performance for one, two or six years.

•Indexes. Each Index is comprised of or defined by certain securities or by a combination of certain securities and other instruments. Please see the section titled “Indexes” for a description of each Index. Currently, the Contract offers Indexed Accounts that credit interest (which may be positive, negative, or equal to zero) based on the performance of the following Indexes:

S&P 500® Index	Russell 2000® Index	NASDAQ-100® Index	MSCI Emerging Markets Index	PIMCO Equity Fusion Index™

•Crediting Methods. Each Crediting Method permits positive interest to be credited, subject to a limit, and provides limited protection against negative interest. The Crediting Methods are described in more detail in the section titled “Crediting Methods.” Currently, the Contract offers Indexed Accounts with the following Crediting Methods:

Point to Point with Indexed Interest Buffer, Indexed Interest Cap, and Indexed Interest Participation Rate	Point to Point with Indexed Interest Floor, Indexed Interest Cap, and Indexed Interest Participation Rate
Point to Point with Indexed Interest Buffer and Indexed Interest Trigger Rate	Point to Point with Indexed Interest Protection Zone, Indexed Interest Cap, and Indexed Interest Participation Rate
•Interest Terms. Depending on the Crediting Method selected, we offer one year, two year, and six year Interest Terms.

The Contract also includes a “Return Lock” feature for each Indexed Account. If you decide to exercise the Return Lock feature during an Interest Term, the value of your investment in the Indexed Account (which fluctuates each Business Day) will not change for the remainder of the Interest Term unless you take a withdrawal. You should fully understand the operation and impact of the Return Lock feature, as described in this prospectus. See the section titled “Return Lock.”

You may also choose to invest all or a portion of your Contract Value for one or more Interest Terms in the Fixed Account. Amounts allocated to the Fixed Account earn compounded interest at a fixed rate for the duration of an Interest Term. At the end of an Interest Term, a new fixed rate for the next Interest Term is declared. The interest rate for the Fixed Account will never be less than the guaranteed minimum rate of 1.00%. See the section titled “Fixed Account” for more information.

Any interest credited to your Contract, either as a result of investing in an Indexed Account or the Fixed Account, is subject to our creditworthiness and claims-paying ability.

You are permitted to make transfers and withdrawals under the Contract. Transfers between the Indexed Accounts, or between the Indexed Accounts and the Fixed Account, are effected only at the end of an Interest Term unless the Return Lock feature has been exercised. Withdrawals may be effected at any time prior to annuitization, although withdrawals may be subject to a Surrender Charge. If you take a withdrawal from your Contract, there is a risk of loss of principal and related earnings due to any applicable Surrender Charge, negative adjustments to certain values under your Contract, and negative tax consequences. A withdrawal will reduce your Contract Value.

Symetra Life Insurance Company (the Company) is the issuer of the Contracts, and has registered $_______ of the Contracts in this initial offering. The Company sells the Contracts for cash directly to investors through Symetra Securities, Inc. (“SSI”), the principal underwriter of the Contracts. SSI in turn sells the Contracts primarily through affiliated and unaffiliated registered broker-dealers with which it has entered into a selling agreement, and makes the offering on a “best efforts” basis. Under a “best efforts” offering, SSI is not required to sell any specific number or dollar amount of the Contracts, but will use its best efforts to sell the Contracts offered. We may stop offering the Contracts at any time. In connection with this offering, no amounts are retained by SSI for acting as principal underwriter nor does SSI receive underwriting discounts or commissions. The offering is continuous with no specific end date, and there is a $25,000 minimum initial contribution.

Index-linked annuity contracts are complex insurance and investment vehicles. Investors should speak with a financial professional about the Contract’s features, benefits, risks, and fees, and whether the Contract is appropriate for the investor based upon his or her financial situation and objectives.

An investment in this Contract is subject to risks, including the possible loss of principal. See “Risk Factors” beginning on Page [ ]. The Contracts are not deposits or obligations of, or guaranteed or endorsed by, any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Federal Reserve Board, or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS
APPENDIX D: CREDITING METHOD EXAMPLES	D-1

DEFINED TERMS
We have used simple, clear language as much as possible in this prospectus. However, by the very nature of the Contracts certain technical words or terms are unavoidable. We have identified the following as some of these words or terms.

Accumulation Phase	The period beginning on the Contract Date and ending on the Annuity Date.
Adjusted Index Return	The net change percentage in the Index Value of an Index from the start of an Interest Term to the end of the Interest Term, after any applicable adjustment for the Indexed Interest Cap, Indexed Interest Participation Rate, the Indexed Interest Trigger Rate, as applicable, and either the Indexed Interest Buffer, Indexed Interest Floor, or Indexed Interest Protection Zone.
Allocation Date	The date when the Purchase Payment is allocated to the Fixed Account and/or one or more of the Indexed Accounts for the initial Interest Term. The Allocation Date will be the next 7th or 21st calendar day of a month, whichever occurs first, after the Contract Date. If this date is not a Business Day, the allocation will occur on the next Business Day.
Annuitant	The natural person(s) on whose life (or lives) annuity payments under the Contract are based.
Annuity Date	The date the Income Phase begins.
Base Value	For each Indexed Account in which you invest, your Base Value is an amount used to calculate (i) your Indexed Account Value on the first Business Day of the Interest Term; (ii) your Interim Value on each other Business Day of the Interest Term (except the last Business Day); and (iii) your Indexed Interest on the last Business Day of the Interest Term. Your Base Value is not a cash value under the Contract.
Beneficiary	The person or entity designated by the Owner to receive any Contract benefits upon the Owner’s death.
Business Day	Any day that the New York Stock Exchange (“NYSE”) is open for regular trading. A Business Day ends at the same time that regular trading on the NYSE closes (typically 4:00 PM Eastern Time).
Cash Surrender Value	The amount that you will receive if you surrender your Contract (i.e., take a full withdrawal) during the Accumulation Phase. The Cash Surrender Value equals your Contract Value minus any surrender charge and any applicable taxes payable by us and not previously deducted.
Code	Internal Revenue Code of 1986, as amended.
Contract	Symetra Trek® Plus Contract, which is a single premium deferred index-linked annuity contract between Symetra Life and you, as the Owner.
Contract Date	The first Business Day that the Contract is in force and the date from which we measure the Contract Anniversaries and Contract Years.
Contract Value	The total amount attributable to your Contract during the Accumulation Phase at any given time. Prior to the Allocation Date, your Contract Value is the amount attributable to your Contract held in the Fixed Holding Account. After the Allocation Date, your Contract Value is the sum of your Indexed Account Values and your Fixed Account Value at any given time. Your Contract Value may not necessarily equal your Cash Surrender Value.
Contract Year	The 12-month period starting on the Contract Date and each anniversary of your Contract Date while the Contract remains in force.
Crediting Method
The Contract provides for one or more Crediting Methods. Crediting methods are used to calculate the Indexed Interest for an Indexed Account. The Crediting Methods are also taken into account when calculating Interim Values.

Fixed Account	The investment option under the Contract that provides for guaranteed interest, and is subject to a guaranteed minimum interest rate. The Fixed Account is part of the General Account.
Fixed Account Value	The amount of your Contract Value allocated to the Fixed Account at any given time.
Fixed Holding Account	The account in which your Purchase Payment is held until the Allocation Date. The Fixed Holding Account provides for guaranteed interest, subject to a guaranteed minimum interest rate. The Fixed Holding Account is part of the General Account.

General Account	The account that holds all of Symetra Life’s assets, including all assets held in the Fixed Holding Account, the Fixed Account, and Separate Account RINA. The General Account does not include those assets held in Separate Account RITX or other Symetra Life separate accounts.
Guaranteed Minimum Indexed Interest Cap
The minimum Indexed Interest Cap for any given Indexed Account. We will not declare an Indexed Interest Cap less than 2.00% during the Surrender Charge Period or 1.00% after the Surrender Charge Period ends.

Guaranteed Minimum Indexed Interest Participation Rate	The minimum Indexed Interest Participation Rate for any given Indexed Account. We will not declare an Indexed Interest Participation Rate less than 100%.
Guaranteed Minimum Indexed Interest Trigger Rate	The minimum Indexed Interest Trigger Rate for an Indexed Account. We will not declare an Indexed Interest Trigger Rate less than 1.00%.
Home Office	Our address where communications must be sent.
Income Phase	The period beginning on the Annuity Date during which we make annuity payments to the Payee(s).
Index	The market index used to determine the Index Return for an Indexed Account.
Index Return	The net change percentage in the Index Value of an Index from the start of an Interest Term to the end of the Interest Term, before any applicable adjustment for the Indexed Interest Cap, the Indexed Interest Participation Rate, and the Indexed Interest Trigger Rate, as applicable, and either the Indexed Interest Buffer, Indexed Interest Floor, or Indexed Interest Protection Zone.
Index Value	The closing value of the Index on any Business Day. If an Index Value is not published for a Business Day, we will use the closing Index Value from the next Business Day.
Indexed Accounts
The investment options under the Contract that provide for credited interest (either positive, negative, or equal to zero) based on the performance of a particular Index and the applicable Crediting Method. Each Indexed Account also includes the Return Lock feature.

Indexed Account Charge
For Indexed Accounts, the Indexed Account Charge, if applicable, is an amount deducted from the Indexed Account Value. The amount of the charge is 1.00% for one year interest terms, 2.00% for two year interest terms and 6.00% for six year terms.

Indexed Account Value
During an Interest Term, you have an Indexed Account Value for each Indexed
Account in which you invest. On the first Business Day of an Interest Term, your
Indexed Account Value equals your Base Value. Except where the Return Lock feature has been exercised during the Interest Term, on each other Business Day (except the last Business Day), your Indexed Account Value equals your Interim Value minus any Indexed Account Charge. On the last Business Day, your Indexed Account Value equals your Base Value multiplied by the sum of 1 plus the Adjusted Index Return minus any Indexed Account Charge.

Indexed Interest	The dollar amount of interest credited under an Indexed Account at the end of an Interest Term. Indexed Interest can be positive, negative or equal to zero.
Indexed Interest Buffer	An element of a type of Crediting Method. The Indexed Interest Buffer represents the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Interest Term. It provides limited protection against negative Indexed Interest. The Buffer does not protect you from any Indexed Account Charge.
Indexed Interest Cap	An element of a type of Crediting Method. The Indexed Interest Cap represents the maximum Adjusted Index Return that can be credited under an Indexed Account for an Interest Term. It limits the potential positive Indexed Interest that may be credited during an Interest Term. For any Indexed Account with both an Indexed Interest Cap and an Indexed Participation Rate, the Adjusted Index Return will be limited by the Indexed Interest Cap.
Indexed Interest Floor
An element of a type of Crediting Method. The Indexed Interest Floor represents the maximum negative Adjusted Index Return for a given Interest Term. It provides limited protection against negative Indexed Interest.

Indexed Interest Participation Rate
An element of a type of Crediting Method. The Indexed Interest Participation Rate represents the percentage of any positive Index Return that will be credited under an Indexed Account for a given Interest Term. For any Indexed Account with both an Indexed Interest Cap and Indexed Participation Rate, the Adjusted Index Return will be limited by the Indexed Interest Cap.

Indexed Interest Protection Zone	An element of a type of Crediting Method. The Indexed Interest Protection Zone percentage represents the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Interest Term. If the negative Index Return exceeds the Indexed Interest Protection Zone percentage, you are subject to 100% of any negative Index Return.
Indexed Interest Trigger Rate
An element of a type of Crediting Method. If at the end of the Interest Term the Index Return is 0% or greater, the Adjusted Index Return equals the Indexed Interest Trigger Rate. If the Index Return exceeds the Indexed Interest Trigger Rate percentage, your Adjusted Index Return will equal the lower Trigger Rate percentage. The Indexed Interest Trigger Rate limits the potential positive Indexed Interest that may be credited for a given Interest Term. It also potentially uses an Adjusted Index Return to compute Indexed Interest that is greater than the Index Return.

Interest Term
The investment period over which performance of an Index is measured to determine Indexed Interest, or, for the Fixed Account, the period over which interest is credited at a specified declared rate. Depending on the Crediting Method selected, we offer one year, two year, and six year Interest Terms. Your Contract Value may be allocated among the Fixed Account and/or one or more Indexed Accounts. You may not transfer your Contract Value out of an Indexed Account or the Fixed Account until the end of its Interest Term.

Interest Term Year
The initial Interest Term Year is the 12-month period beginning on the Allocation Date and ending on the 7th or 21st calendar day of the month that is closest to the anniversary of your Allocation Date. Subsequent Interest Term Years are consecutive and will also begin and end on the 7th or 21st calendar day of the month that is closest to an anniversary of your Allocation Date.

Interim Value	The Interim Value represents the daily value of the underlying hypothetical instruments of your Indexed Account. This value is used in calculating your Indexed Account Value on any Business Day during an Interest Term except for the first and last Business Days of the Interest Term.
Owner	The person(s) or legal entity entitled to exercise all rights and privileges under the Contract. Any reference to Owner in this prospectus includes any joint Owner. References to “you” in this prospectus refer to the Owner or a prospective Owner.
Payee	The person(s) or entity (or entities) designated by you to receive annuity payments during the Income Phase. You are the Payee unless you designate another person or entity as the Payee.
Purchase Payment	The single premium paid to us under the Contract, less any applicable taxes due at the time the payment is made.
Return Lock	A feature under the Contract for each Indexed Account. If you exercise the Return Lock feature during an Interest Term, your Indexed Account Value will remain equal to its value as of the Return Lock Date and will not change for the remainder of the Interest Term unless you take a withdrawal. You do not receive Indexed Interest at the end of an Interest Term if you exercise the Return Lock feature.
Return Lock Date	The Business Day on which we process your request to exercise the Return Lock.
Separate Account	Symetra Separate Account RINA which we established under the laws of Iowa. If your Contract was issued in Alaska, Texas or Washington, any assets allocated to the Indexed Accounts are allocated to Symetra Separate Account RITX, which we established under the laws of Iowa. Any reference to the Separate Account in this prospectus includes both Symetra Separate Account RINA and Symetra Separate Account RITX, unless otherwise noted. Symetra Separate Account RINA and Symetra Separate Account RITX are not registered under the Investment Company Act of 1940, as amended.
Symetra Life (or the “Company,” “we,” “us,” or “our”)	Symetra Life Insurance Company.
Transfer Notice Deadline	For the Fixed Account, two Business Days prior to the end of the Interest Term. For an Indexed Account, two Business Days prior to the end of the Interest Term if the Return Lock feature has not been exercised for that Indexed Account. If the Return Lock feature has been exercised for that Indexed Account, during that Interest Term, two Business Days prior to the end of any Interest Term Year.

SUMMARY
This summary provides a brief overview of Symetra Trek® Plus. You should carefully read the entire prospectus before you decide whether to purchase the Contract. The Contract may not be currently available in all states, may vary in your state, or may not be available from all selling firms or from all financial professionals.

Who is Symetra Life? The Contract would be an agreement between you, the Owner, and Symetra Life Insurance Company. Symetra Life Insurance Company is an Iowa stock life insurance company and a wholly-owned subsidiary of Symetra Financial Corporation, which, in turn, is a wholly-owned subsidiary of Sumitomo Life Insurance Company, a Japanese mutual life insurer (sougo kaisha) with its headquarters in Tokyo, Japan. We offer products and services that serve the retirement, employment-based benefits and life insurance markets and are licensed to do business in the District of Columbia, Puerto Rico and all states except New York. The Contract is not available in Puerto Rico.

What is the purpose of the Contract? The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. During the Accumulation Phase, you may access your money under the Contract by taking withdrawals of your Contract Value. During the Income Phase, we pay guaranteed income in the form of annuity payments. The Contract also has a death benefit that may become payable during the Accumulation Phase. All payments under the Contract are subject to the terms and conditions described in this prospectus.

You should not buy the Contract if you are looking for a short-term investment, if you plan on taking withdrawals before the end of the surrender charge period, or if you anticipate taking significant withdrawals from your Indexed Account Values. You should recognize that while the Contract provides some protection against loss, you can lose money under the Contract. It is possible to lose your entire principal investment. You should not buy the Contract if you are not willing to assume the risks associated with the Contract. See the section titled “Risk Factors.”

Are the Contracts non-qualified or qualified under the Code? The Contract is available as a non-qualified contract, which will provide you with certain tax deferral features under the Code. The Contract is also available as a qualified contract as an Individual Retirement Annuity (“IRA”) or Roth IRA. If you purchase the Contract as a qualified contract, the Contract will not provide you tax deferral benefits in addition to those already provided by your IRA or Roth IRA.

How do I purchase the Contract? You may purchase the Contract by completing an application and submitting a Purchase Payment of at least $25,000. We reserve the right to reject any Purchase Payment that exceeds $1 million. Only one Purchase Payment is allowed under the Contract.

What are the investment options during the Accumulation Phase? The Contract currently offers 30 Indexed Accounts and the Fixed Account. For each Interest Term you may allocate Contract Value to one or more Indexed Accounts and/or the Fixed Account. Each Indexed Account credits Indexed Interest (either positive, negative, or equal to zero) at the end of an Interest Term based on the performance of a particular Index and the applicable Crediting Method. Each Indexed Account also has the Return Lock feature. The Fixed Account credits interest during each Interest Term based on a guaranteed rate set by us. The guaranteed minimum interest rate will never be less than 1.00%.

What are the Indexes for the Indexed Accounts? Currently, the Contract offers Indexed Accounts that credit interest based on the performance of the following Indexes:

S&P 500® Index;
Russell 2000® Index;
NASDAQ-100® Index;
MSCI Emerging Markets Index; or
PIMCO Equity Fusion Index™.

Each Index is described in more detail under the section titled “Indexes.”

We reserve the right to add, remove or replace any Index in the future, subject to necessary regulatory approvals. If we replace an Index during an Interest Term, we will calculate the Index Return using the old Index up until the replacement date. After the replacement date, we will calculate the Index Return using the new index, but with a modified start of Interest Term value for the new index. The modified start of Interest Term value for the new index will reflect the Index Return for the old Index from the start of the Interest Term to the replacement date. For an example of how the Index Return is calculated under these circumstances, see the section titled “Indexes.” If we replace an Index, this does not cause a change in the Indexed Interest Cap, Indexed Interest Participation Rate, Indexed Interest Trigger Rate, Indexed Interest Floor, Indexed Interest Buffer, or Indexed Interest Protection Zone.

If we add or remove an Index (as opposed to replacing an index as described in the previous paragraph), the changes will not be effective for your Contract until the start of the next Interest Term. Adding or removing an Index does not cause a change in the Indexed Interest Floor, Indexed Interest Buffer, or Indexed Interest Protection Zone. The Indexed Interest Floor, Indexed Interest Buffer, and Indexed Interest Protection Zone applicable to each Indexed Account will not change for the life of your Contract. Any

Indexed Accounts based on the performance of a newly added Index will have their own Indexed Interest Cap and/or new Indexed Interest Participation Rate and/or new Indexed Interest Trigger Rate. Changes to the Indexed Interest Caps, the Indexed Interest Participation Rates, and the Indexed Interest Trigger Rates, if any, occur at the start of the next Interest Term. See the sections titled “Index Risk,” “Risk that We May Eliminate or Substitute an Index or Crediting Method or Change Indexed Interest Caps”, and “Additional Information about the Indexed Accounts” for more information.

What Indexed Accounts are offered under the Contract?

1.S&P 500 1 year Point to Point with 10% Buffer
2.Russell 2000 1 year Point to Point with 10% Buffer
3.Nasdaq 100 1 year Point to Point with 10% Buffer
4.MSCI Emerging Markets 1 year Point to Point with 10% Buffer
5.PIMCO Equity Fusion 1 year Point to Point with 10% Buffer
6.S&P 500 1 year Point to Point with -10% Floor
7.Russell 2000 1 year Point to Point with -10% Floor
8.Nasdaq 100 1 year Point to Point with -10% Floor
9.MSCI Emerging Markets 1 year Point to Point with -10% Floor
10.PIMCO Equity Fusion 1 year Point to Point with -10% Floor
11.S&P 500 1 year Point to Point with 10% Buffer and Trigger Rate
12.S&P 500 1 year Point to Point with -15% Protection Zone
13.S&P 500 2 year Point to Point with 10% Buffer
14.Russell 2000 2 year Point to Point with 10% Buffer
15.Nasdaq 100 2 year Point to Point with 10% Buffer
16.MSCI Emerging Markets 2 year Point to Point with 10% Buffer
17.PIMCO Equity Fusion 2 year Point to Point with 10% Buffer
18.S&P 500 2 year Point to Point with 10% Buffer with charge
19.Russell 2000 2 year Point to Point with 10% Buffer with charge
20.Nasdaq 100 2 year Point to Point with 10% Buffer with charge
21.MSCI Emerging Markets 2 year Point to Point with 10% Buffer with charge
22.PIMCO Equity Fusion 2 year Point to Point with 10% Buffer with charge
23.S&P 500 6 year Point to Point with 10% Buffer
24.Russell 2000 6 year Point to Point with 10% Buffer
25.S&P 500 6 year Point to Point with 20% Buffer
26.Russell 2000 6 year Point to Point with 20% Buffer
27.S&P 500 6 year Point to Point with 10% Buffer with charge
28.Russell 2000 6 year Point to Point with 10% Buffer with charge
29.S&P 500 6 year Point to Point with 20% Buffer with charge
30.Russell 2000 6 year Point to Point with 20% Buffer with charge

Each Indexed Account shown above will have both an Indexed Interest Cap and an Indexed Interest Participation Rate except the Indexed Account which offers an Indexed Interest Trigger Rate, as shown above. For Indexed Accounts with both an Indexed Interest Cap and an Indexed Interest Participation Rate, we will declare whether an Indexed Interest Cap will apply for a given Interest Term, prior to the beginning of each Interest Term. The Participation Rate will never be less than 100%.

We may not offer all Indexed Accounts at all times. We may add Indexed accounts in the future.

What are the Crediting Methods for the Indexed Accounts? Currently, the Contract offers Indexed Accounts with the following Crediting Methods:

•Point to Point with Indexed Interest Floor, Indexed Interest Cap, and Indexed Interest Participation Rate
•Point to Point with Indexed Interest Buffer, Indexed Interest Cap, and Indexed Interest Participation Rate
•Point to Point with Indexed Interest Buffer and Indexed Interest Trigger Rate
•Point to Point with Indexed Interest Protection Zone, Indexed Interest Cap, and Indexed Interest Participation Rate

How do the Crediting Methods for the Indexed Accounts work? The Crediting Methods are used to calculate the Adjusted Index Returns for the Indexed Accounts at the end of each Interest Term. The Adjusted Index Return represents the rate at which we will credit Indexed Interest. The Adjusted Index Return and the Indexed Interest may be positive, negative, or equal to zero.

Each Crediting Method takes into account some combination of the following six elements to calculate the Adjusted Index Return:

•The Index Return (or “Point to Point”);
•The Indexed Interest Cap;
•The Indexed Interest Participation Rate;
•The Indexed Interest Trigger Rate;

•The Indexed Interest Protection Zone;
•The Indexed Interest Floor; and/or
•The Indexed Interest Buffer.

To calculate the Adjusted Index Return for an Indexed Account at the end of an Interest Term, we follow a multi-step process which reflects the effect of the following elements (if the element applies to the Crediting Method):

•First, we calculate the Index Return. The Index Return for an Indexed Account is the net change percentage in the Index Value from the start of an Interest Term to the end of the Interest Term.

•If the Indexed Interest Cap is an element of the Crediting Method, we determine the Adjusted Index Return using the Indexed Interest Cap. The Indexed Interest Cap represents the maximum positive Adjusted Index Return for a given Interest Term. Prior to the beginning of each Interest Term, we will declare whether an Indexed Interest Cap will apply for that Interest Term. An Indexed Interest Cap for a particular Interest Term may be higher or lower than the Indexed Interest Cap for previous or future Interest Terms. We guarantee that we will never set such an Indexed Interest Cap at less than 2.00% during the surrender charge period or less than 1.00% thereafter. Subsequent Indexed Interest Caps may differ from the Indexed Interest Cap used for new Contracts.

•If the Indexed Interest Participation Rate is an element of the Crediting Method, we determine the Adjusted Index Return using the Indexed Interest Participation Rate. The Indexed Interest Participation Rate represents the percentage of the positive Index Return that can be credited under an Indexed Account for an Interest Term. Subsequent Indexed Interest Participation Rates may be higher or lower than the initial Indexed Interest Participation Rate but will never be less than the Guaranteed Minimum Indexed Interest Participation Rate. We guarantee that a Contract will have a minimum Indexed Interest Participation Rate of 100%. Subsequent Indexed Interest Participation Rates may differ from the Indexed Interest Participation Rate used for new Contracts.

•If the Indexed Interest Trigger Rate is an element of the Crediting Method, we determine the Adjusted Index Return using the Indexed Interest Trigger Rate. If, at the end of the Interest Term the Index Return is 0% or greater, the Adjusted Index Return is set to equal the Trigger Rate percentage. The Index Return could be less than, greater than or equal to the Trigger Rate percentage. Subsequent Indexed Interest Trigger Rates may be higher or lower than the initial Indexed Interest Trigger Rate, but will never be less than the Guaranteed Minimum Indexed Interest Trigger Rate. We guarantee that a Contract will have a minimum Indexed Interest Trigger Rate of 1%. Subsequent Indexed Interest Trigger Rates may differ from the Indexed Interest Trigger Rates used for new Contracts.

•If the Indexed Interest Floor is an element of the Crediting Method, we determine the Adjusted Index Return using the Indexed Interest Floor. The Indexed Interest Floor provides a form of limited protection against negative Indexed Interest. The Indexed Interest Floor represents the maximum negative Adjusted Index Return for a given Interest Term. The Indexed Interest Floor is set at a loss of 10%. This may also be expressed as a floor equal to negative 10% (or -10%). This means you are not subject to any negative Index Return in excess of 10% The Indexed Interest Floor will not change for the life of your Contract.

•If the Indexed Interest Buffer is an element of the Crediting Method, we determine the Adjusted Index Return using the Indexed Interest Buffer. The Indexed Interest Buffer represents the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Interest Term. Depending on which Indexed Account you allocate to the Indexed Interest Buffer provides protection from a negative Index Return of up to either 10% or 20%. This means you are subject to any negative Index Return in excess of 10% or 20%. The Indexed Interest Buffer will not change for the life of your Contract.

•If the Indexed Interest Protection Zone is an element of the Crediting Method, we determine the Adjusted Index Return using the Indexed Interest Protection Zone. The Indexed Interest Protection Zone represents the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Interest Term. However, the Indexed Interest Protection Zone protects you from negative Index Return only if that negative Index Return does not exceed the Protection Zone percentage. The Protection Zone percentage is equal to -15%. This means if the negative Index Return exceeds -15%, you are not protected from any negative Index Return and you are subject to 100% of the negative Index Return. The Indexed Interest Protection Zone will not change for the life of your Contract.

Once the Adjusted Index Return is determined, the Adjusted Index Return is applied to the Base Value to calculate the Indexed Interest. See the section titled “Crediting Methods” for additional information.

When does Symetra Life establish the Indexed Interest Cap, Indexed Interest Participation Rate, Indexed Interest Trigger Rate, Indexed Interest Floor, Indexed Interest Buffer and Indexed Interest Protection Zone, and can they be adjusted? We set the Indexed Interest Cap, Indexed Interest Participation Rate, and Indexed Interest Trigger Rate for each Indexed Account prior to the beginning of each Interest Term. The Indexed Interest Cap, Indexed Interest Participation Rate, and

Indexed Interest Trigger Rate for the initial Interest Term will be shown in your Contract. We can change the Indexed Interest Cap, Indexed Interest Participation Rate, and Indexed Interest Trigger Rate for each Interest Term. We will provide written notice at least 30 days prior to each Interest Term instructing you how to obtain the Indexed Interest Caps, Indexed Interest Participation Rates, and Indexed Interest Trigger Rates for the next Interest Term. You have no right to reject the Indexed Interest Caps, Indexed Interest Participation Rates, and Indexed Interest Trigger Rates for the next Interest Term. See the section titled “Risk that We May Eliminate or Substitute an Index or Crediting Method or Change Indexed Interest Caps” for more information.

The Indexed Interest Floor, Indexed Interest Buffer, and Indexed Interest Protection Zone are shown in your Contract and cannot be changed during the life of your Contract. We may change the Indexed Interest Floor, Indexed Interest Buffer, and Indexed Interest Protection Zone for Contracts issued in the future, and future Contracts may have different Indexed Interest Floors, Indexed Interest Buffers, and Indexed Interest Protection Zones for different Indexed Accounts.

How are my Indexed Account Values calculated during an Interest Term (assuming that I do not exercise the Return Lock feature)? Each Interest Term, you will have a separate Indexed Account Value for each Indexed Account in which you invest. The Indexed Account Value is equal to the Interim Value, minus any Indexed Account Charges, on any Business Day except the first and last day of the Interest Term. On the first Business Day of the Interest Term, your Indexed Account Value equals your Base Value (i.e., the total amount of Contract Value allocated to the Indexed Account at the beginning of the Interest Term). On the last Business Day of the Interest Term, your Indexed Account Value equals your Base Value (including any adjustments due to withdrawals) plus the amount of Indexed Interest received minus any Indexed Account Charge. This may also be expressed by the following formula: Base Value x (1 + Adjusted Index Return) - any Indexed Account Charge. Please note that not all Indexed Accounts have an Indexed Account Charge and that the charge, if applicable, is subtracted from the Interim Value to reach the Indexed Account Value during the Interest Term but is deducted from the Indexed Account only on the last day of the Interest Term.
On each other Business Day during the Interest Term, your Indexed Account Value equals your Interim Value minus any Indexed Account Charge. Your Interim Value on a given Business Day is intended to reflect the value of your investment in an Indexed Account on that particular day (excluding any Indexed Account Charge). However, changes to your Interim Value are not directly tied to the performance of the relevant Index (although Index performance impacts your Interim Value). Rather, your Interim Value for an Indexed Account is calculated using a formula that takes into account the value of a specific set of hypothetical fixed income instruments and derivatives. Please see Appendix B for a detailed description of how we calculate Interim Values. It is important to understand that even if an Index performs positively, it is possible that your Interim Value will decrease. If you wish to obtain your Interim Value, you may contact our Home Office.

If you take a withdrawal from an Indexed Account during the Interest Term, your Indexed Account Value on the date of the withdrawal will be reduced by the withdrawal amount, including any applicable surrender charges and taxes payable by us and not previously deducted. In addition, any such withdrawal will also reduce your Base Value, which in turn will negatively impact your Indexed Account Value for the remainder of the Interest Term. See “How do withdrawals affect my Fixed Account Value and Indexed Account Values?” below.

What is the Return Lock feature? If you allocate Contract Value to an Indexed Account, you may exercise the Return Lock feature at any time by notifying us prior to the third to last Business Day of a given Interest Term. If you decide to exercise the Return Lock feature during an Interest Term, your Indexed Account Value (which otherwise fluctuates each Business Day) is “locked in” and remains equal to its value as of the Return Lock Date and will not change for the remainder of the Interest Term. However, your Indexed Account Value will be reduced by the dollar amount of any withdrawal from your Indexed Account Value, including any applicable surrender charges and taxes payable by us and not previously deducted. In addition, if you exercise the Return Lock feature, you will not be credited with any Indexed Interest for that Indexed Account at the end of the Interest Term, regardless of whether the Indexed Interest would have been positive, negative, or equal to zero.

You should fully understand the operation and impact of the Return Lock feature prior to purchasing the Contract. See “Return Lock Risk” and “Return Lock” for additional information about the risks associated with the Return Lock feature.

Can I make transfers between Indexed Accounts and the Fixed Account? During the Accumulation Phase, you can transfer Contract Value among the Indexed Accounts, and between the Indexed Accounts and the Fixed Account, free of charge at the end of each Interest Term. Transfers are not permitted at any other time unless you exercise the Return Lock feature. If the Return Lock feature is exercised, during that Interest Term, you may make a transfer at the end of any Interest Term Year following the exercise of the Return Lock feature. Any transfer request must be received prior to the Transfer Notice Deadline. If we do not receive a transfer request, no transfers will occur and your current allocation will remain in place for the next Interest Term. If an Indexed Account is not available, the Indexed Account Value will be transferred to the Fixed Account. See the section titled “General Liquidity Risk” for more information. Transfers are discussed in detail in the section titled “Transfers.”

Can I make withdrawals? You may take withdrawals from your Contract at any time during the Accumulation Phase. If you take a partial withdrawal or surrender your Contract (i.e., a full withdrawal), your withdrawal may be subject to a surrender charge. Repetitive withdrawals (a form of systematic partial withdrawals) are also available during the Accumulation Phase. Repetitive withdrawals that are based on life expectancy are not subject to surrender charges. Amounts withdrawn from this Contract may also be subject to a 10% additional federal tax if taken before age 59½.

Unless you tell us otherwise, withdrawals will be taken proportionately from your investment options based on how your Contract Value is allocated at the time of the withdrawal. Partial withdrawals must be at least $500. If your Contract Value is less than $500, you may only surrender the Contract for the Cash Surrender Value. If you take a partial withdrawal and, immediately after the withdrawal, your Contract Value is less than $2,000, we will instead pay you the Cash Surrender Value and terminate your Contract. If you surrender the Contract, we will pay you the Cash Surrender Value and terminate your Contract.

See the section titled “Access to your Money During the Accumulation Phase” for additional information.

How do withdrawals affect my Fixed Account Value and Indexed Account Values? When you take a withdrawal from your Fixed Account, your Fixed Account Value is reduced by the dollar amount of the withdrawal, including any applicable surrender charges and any applicable taxes payable by us and not previously deducted. When you take a withdrawal from your Indexed Account, your Indexed Account Value is reduced in the same manner. However, if you take a withdrawal from your Indexed Account, the withdrawal will also cause a reduction (perhaps significant reduction) to your Base Value. A reduction in your Base Value negatively impacts your Indexed Account Value for the remainder of the Interest Term.

You should fully understand how withdrawals affect the value of your Contract, particularly your Indexed Account Values, prior to purchasing the Contract. See “Base Value Risk” and “Impact of Withdrawals from Indexed Accounts” for additional information about how withdrawals affect your Indexed Account Values.

What charges are deducted under the Contract?

Surrender Charge. If you withdraw more than the free withdrawal amount allowed under your Contract, you may be assessed a surrender charge. The amount of the surrender charge, if any, will depend on the Contract Year during which the withdrawal is taken. The schedule below sets forth the surrender charges under the Contract. The surrender charge schedule starts at 9% and declines until the seventh Contract Year when it reaches 0%.

Contract Year	1	2	3	4	5	6	7+
Surrender Charge (as a percentage of the amount withdrawn in excess of the free withdrawal amount)	9%	8%	7%	6%	5%	4%	0%

For the first six Contract Years, you may take withdrawals during each Interest Term, in the aggregate, up to your free withdrawal amount without the imposition of surrender charges. Surrender charges will be imposed only on the amounts withdrawn in excess of your free withdrawal amount. Your free withdrawal amount at the beginning of an Interest Term will be equal (in dollars) to the greater of:

a.15% of your Contract Value as of the beginning of the Interest Term Year; or
b.The accumulated interest earned in the Contract less any accumulated interest withdrawn previously as of the beginning of the current Interest Term Year.

Surrender Charges are discussed in detail in the section titled “Surrender Charge.”

Indexed Account Charge. If you select an Indexed Account with an Indexed Account Charge, we deduct an amount from the Indexed Account Value at the end of each Interest Term. The charge is calculated at the beginning of each Interest Term and is equal to the Indexed Account Base Value multiplied by the charge rate and further multiplied by the number of years in the Interest Term.

The Indexed Account Charge is discussed in detail in the section entitled, “Indexed Account Charge.”

What annuity options are available during the Income Phase? You may select from four annuity options under the Contract. The available annuity options are:

•Life Annuity;
•Life Annuity with Guaranteed Period;
•Joint and Survivor Life Annuity; or
•Joint and Survivor Life Annuity with Guaranteed Period.

All annuity payments will be made on a fixed basis. The annuity options are discussed in more detail in the section titled “Annuity Payments.”

Does the Contract provide a death benefit? If you die during the Accumulation Phase, your Contract provides for a death benefit equal to the greater of:

a.Your Contract Value; or
b.Your Purchase Payment, reduced proportionately by the percentage reduction in the Indexed Account Values and the Fixed Account Value for each partial withdrawal, including the impact of any Surrender Charge deduction.

The death benefit is not payable during the Income Phase and will terminate without value as of the Annuity Date. The death benefit is discussed in more detail in the section titled “Death Benefit.”

How do I contact Symetra Life Insurance Company? Symetra Life’s principal place of business is located at 777 108th Avenue NE, Bellevue, Washington 98004. If you need more information, or you wish to submit a request, you should contact us at the following:

Home Office: For all written communications, general correspondence, and other transactional inquiries, please contact us at:			Symetra Life Insurance Company PO Box 305156 Nashville, TN 37230-5156
Customer Service By Phone:	1-800-796-3872 Extension 22136	For Overnight Mail:	Symetra Life Insurance Company 100 Centerview Drive, Suite 100 Nashville, TN 37214-3439
On the Internet:	www.symetra.com

RISK FACTORS
The purchase of the Contract involves certain risks. You should carefully consider the following factors, in addition to the matters set forth elsewhere in this prospectus, prior to purchasing the Contract.
GENERAL LIQUIDITY RISK
We designed the Contract to be a long-term investment that you may use to help save for retirement. The Contract is not designed to be a short-term investment. If you take withdrawals from your Contract during the surrender charge period, surrender charges may apply. In addition, amounts withdrawn from this Contract may also be subject to a 10% additional federal tax if taken before age 59½. If you plan on taking withdrawals that will be subject to surrender charges or additional federal taxes, this Contract may not be appropriate for you.

You can transfer Contract Value among the Indexed Accounts and the Fixed Account generally only at the end of an Interest Term. This restricts your ability to react to changes in market conditions during Interest Terms. You should consider whether the inability to reallocate Contract Value during an Interest Term is consistent with your financial needs. We must receive your transfer request by the Transfer Notice Deadline. If we do not receive a transfer request, no transfers will occur and your current allocation will remain in place for the next Interest Term. This will occur even if the Crediting Method, Index, Indexed Interest Cap percentage, Indexed Interest Participation Rate percentage, or Indexed Interest Trigger Rate percentage associated with the Indexed Account has changed since you last selected the Indexed Account, in which case the Indexed Account may no longer be appropriate for your investment goals. If you fail to transfer your Indexed Account Value at the end of an Interest Term and do not wish to remain invested in a particular Indexed Account for another Interest Term, your only option will be to surrender the related Indexed Account Value. Surrendering all or a portion of your Contract Value may cause you to incur surrender charges, negative adjustments to certain values under your Contract, and negative tax consequences, as discussed in this section.

See “Interim Value Risk” below for information on how liquidity risks relate to our Interim Value calculation.

We may defer payments made under this Contract for up to six months if the insurance regulatory authority of the state in which we issued the Contract approves such deferral.
RISK OF LOSS RELATED TO FEES AND SURRENDER CHARGES
There is a risk of loss of principal and related earnings if you take a withdrawal from your Contract or surrender it during the first six Contract Years when we will deduct a surrender charge. This risk exists even if you are invested in an Indexed Account with an Index that is performing positively as of the date of your withdrawal.

There is also a risk of loss of principal and earnings as a result the Indexed Account Charge. If you invest in an Indexed Account option with an Indexed Account Charge, and your negative Adjusted Indexed Interest does not exceed the Buffer, you could still experience losses due to our deduction of the charge. In addition, any positive Adjusted Indexed Interest will be reduced by the deduction of the Indexed Account Charge at the end of each Interest Term.
If funds are allocated to an Indexed Account with an Indexed Account Charge but Indexed Interest for a given Interest Term does not exceed the amount which would have been credited without the higher Indexed Interest Cap or higher Indexed Interest Participation Rate, the Indexed Account Charge is not refunded. The Indexed Account Charge is not refunded if the Indexed Interest is negative for the Indexed Account for a given Interest Term. This means: (i) You bear the risk that amounts you have allocated to Indexed Accounts with a charge will never be credited with a greater amount of positive Indexed Interest than a similar Indexed Account without a charge; and (ii) You assume the risk that funds allocated to an Indexed Account with an Indexed Account Charge will not be refunded regardless of the amount of Indexed Interest, positive or negative, credited to the Indexed Account.

See “Base Value Risk” below.
INDEX RISK
If you allocate money to an Indexed Account for an Interest Term, the value of your investment depends in part on the performance of the applicable Index. The performance of an Index is based on changes in the values of the securities or other instruments that comprise or define the Index. The securities and instruments comprising or defining the Indexes are subject to a variety of investment risks, many of which are complicated and interrelated. These risks may affect capital markets generally, specific market segments, or specific issuers. The performance of the Indexes may fluctuate, sometimes rapidly and unpredictably. Negative Index performance may cause you to realize investment losses. The historical performance of an Index or an Indexed Account does not guarantee future results. It is impossible to predict whether an Index will perform positively or negatively over the course of an Interest Term.

While it is not possible to invest directly in an Index, if you choose to allocate amounts to an Indexed Account, you are indirectly exposed to the investment risks associated with the applicable Index. Because each Index is comprised or defined by a collection of equity securities, each Index is largely exposed to market risk and issuer risk. Market risk is the risk that market fluctuations may cause the value of a security to fluctuate, sometimes rapidly and unpredictably. Issuer risk is the risk that the value of an issuer’s securities may decline for reasons directly related to the issuer, as opposed to the market generally.
Provided below is a summary of other important investment risks to which the Indexes are exposed. For more information on the Indexes, see the section titled “Indexes.”

•S&P 500® Index. The S&P 500® Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies.

•Russell 2000® Index. The Russell 2000® Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Small-capitalization companies are more likely to fail than larger companies.

•Nasdaq-100® Index. The Nasdaq-100® Index is comprised of equity securities of the largest U.S. and non-U.S. companies listed on the Nasdaq Stock Market, including companies across all major industry groups except financial companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. To the extent that the Nasdaq-100® Index is comprised of securities issued by companies in a particular sector, those securities may not perform as well as the securities of companies in other sectors or the market as a whole. Also, any securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty).

•MSCI Emerging Markets Index. The MSCI Emerging Markets Index is comprised of equity securities of large- and mid-capitalization companies in emerging markets. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. Generally, the securities of mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Mid-capitalization companies are more likely to fail than larger companies. Securities issued by non-U.S. companies (including related depositary receipts) are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). Those risks are typically more acute when issuers are located or operating in emerging markets. Emerging markets may be more likely to experience rapid inflation, political turmoil, and rapid changes in economic conditions than developed markets. Emerging markets often have less uniformity in accounting and reporting requirements, less reliable valuations, and greater risk associated with custody of securities than developed markets.

•PIMCO Equity Fusion Index™. The PIMCO Equity Fusion Index™ is an equity index that allocates to exchange- traded funds (ETFs) tracking four major equity markets: U.S. large-capitalization equities, U.S. small-capitalization equities, technology-focused equities, and emerging market equities. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. The securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies, and small-capitalization companies are more likely to fail than larger companies. Technology-related companies face risks that their products or services may not prove to be commercially successful. They are also strongly affected by worldwide scientific or technological developments, and their products may rapidly become obsolete. Such companies may be affected adversely by governmental policies more often than other companies. Securities issued by non-U.S. companies are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). Those risks are typically more acute when issuers are located or operating in emerging markets. Emerging markets may be more likely to experience rapid inflation, political turmoil, and rapid changes in economic conditions than developed markets. Emerging markets often have less uniformity in accounting and reporting requirements, less reliable valuations, and greater risk associated with custody of securities than developed markets. Because this index is comprised of ETF shares, the Index is also exposed to the risks associated with investing in ETFs. The value of the component ETF shares, which are valued based on their trading prices in the secondary market, may change rapidly and unpredictably and may trade at premiums or discounts to the ETFs’ respective net asset values.

The Indexes available under the Contract do not reflect any dividends or distributions paid by the component companies. If dividends or distributions were reflected in the value of an Index, the Index’s performance would be higher, particularly over long periods of time. The Indexes that include non-U.S. companies use exchange rate methodologies that may impact an Index’s performance. These considerations may negatively impact the performance of your Indexed Accounts.

An investment in the Contract is not an investment in the companies that comprise the Indexes. You should understand that you will have no voting rights, no rights to receive cash dividends or other distributions, and no other rights with respect to the companies that comprise the Indexes.

RISKS RELATED TO UPSIDE POTENTIAL FEATURES

•Indexed Interest Cap Risk. If you choose to allocate amounts to an Indexed Account with a Cap, the highest possible Adjusted Index Return that you may achieve is limited by the Indexed Interest Cap. The Indexed Interest Cap therefore limits the positive Indexed Interest, if any, that may be credited to your Contract for a given Interest Term. The Indexed Interest Caps do not guarantee a certain amount of Indexed Interest. The Adjusted Index Return for an Indexed Account may be less than the positive return of the Index. This is because any positive return of the Index is subject to a maximum in the form of an Indexed Interest Cap. For any Indexed Account with both an Indexed Interest Cap and Indexed Participation Rate, the Adjusted Index Return will be limited by the Indexed Interest Cap.

The Indexed Interest Caps benefit us because they limit the amount of positive Indexed Interest that we may be obligated to credit for any Interest Term. We set the Indexed Interest Caps in our discretion. You bear the risk that we will not set the Indexed Interest Caps higher than 2.00% during the surrender charge period or 1.00% thereafter.

•Indexed Interest Participation Rate Risk. We declare the Indexed Interest Participation Rate immediately prior to the beginning of each Interest Term, and can declare an Indexed Interest Participation Rate as low as 100%. We may never declare an Indexed Participation that is greater than 100%. We set the Indexed Interest Participation Rates in our discretion. For any Indexed Account with both an Indexed Interest Cap and Indexed Interest Participation Rate, the Adjusted Index Return will be limited by the Indexed Interest Cap.

•Indexed Interest Trigger Rate Risk. If you choose to allocate amounts to an Indexed Account with an Indexed Interest Trigger Rate, the highest possible Adjusted Index Return that you may achieve is the Indexed Interest Trigger Rate. If, at the end of the Interest Term, the Index Return is 0% or greater, the Adjusted Index Return is set to equal the Indexed Interest Trigger Rate percentage. This would benefit you if a positive Index Return were less than the Trigger Rate percentage. However, if the Index Return exceeds the Indexed Interest Trigger Rate percentage, your Adjusted Index Return is set to equal the lower Trigger Rate percentage. In that case, you would have lost the opportunity to realize the higher Index Return. The Indexed Interest Trigger Rate does not guarantee a certain amount of Indexed Interest. We declare the Indexed Interest Trigger Rate immediately prior to the beginning of each Interest Term, and can declare an Indexed Interest Trigger Rate as low as 1%.

The Indexed Interest Trigger Rate benefits us where the Index Return exceeds the Indexed Interest Trigger Rate percentage because that limits the amount of positive Indexed Interest that we may be obligated to credit for any Interest Term. We set the Indexed Interest Trigger Rate in our discretion.

RISKS RELATED TO DOWNSIDE PROTECTION FEATURES

•Indexed Interest Buffer Risk. When you allocate money to an Indexed Account with a Buffer, you are not investing in the associated Index, or in any securities or other instruments included in that Index. Index fluctuations may cause Indexed Interest to be negative even after the application of the Indexed Interest Buffer. This would reduce your Indexed Account Value. Any portion of your Contract Value allocated to an Indexed Account will benefit from the protection afforded under the Indexed Interest Buffer only for that Interest Term. You assume the risk that you will incur a loss and that the amount of the loss will be significant. You also bear the risk that sustained negative Index Returns may result in zero or negative Indexed Interest being credited to your Indexed Account Value over multiple Interest Terms. If an Indexed Account is credited with negative Indexed Interest for multiple Interest Terms, the cumulative loss may exceed the stated limit of the Indexed Interest Buffer for any single Interest Term. You will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the funds or holders of securities comprising the indexes would have. We calculate Index changes without taking into account any such distributions or dividends paid. We will not declare a more favorable Indexed Interest Buffer rate while you own the Contract.

The Indexed Account Buffer does not protect you from the Indexed Account Charge, even when your negative Adjusted Index Return is less than or equal to the Buffer.

•Indexed Interest Floor Risk. When you allocate money to an Indexed Account with a Floor, you are not investing in the associated Index, or in any securities or other instruments included in that Index. Index fluctuations may cause Indexed Interest to be negative even after the application of the Indexed Interest Floor. This would reduce your Indexed Account Value. Any portion of your Contract Value allocated to an Indexed Account will benefit from the protection afforded under the Indexed Interest Floor only for that Interest Term. You assume the risk that you will incur a loss and that the amount of the loss will be significant. You also bear the risk that sustained negative Index Returns may result in zero or negative Indexed Interest being credited to your Indexed Account Value over multiple Interest Terms. If an Indexed Account is credited with negative Indexed Interest for multiple Interest Terms, the cumulative loss may exceed the stated limit of the Indexed Interest Floor for any single Interest Term. You will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the funds or holders of securities comprising the indexes would have. We calculate Index changes without taking into account any such distributions or dividends paid. We will not declare a more favorable Indexed Interest Floor while you own the Contract.

•Indexed Interest Protection Zone Risk. When you allocate money to an Indexed Account with a Protection Zone, you are not investing in the associated Index, or in any securities or other instruments included in that Index. Index fluctuations may cause Indexed Interest to be negative even after the application of the protection of the Indexed Interest Protection Zone feature. This will reduce your Indexed Account Value. If the negative Index Return exceeds the Indexed Interest Protection Zone percentage, your Indexed Interest will be determined based on the full amount of the negative Index Return. This is different from the operation of an Indexed Interest Buffer (in which you are only exposed to Index Return losses that exceed the Buffer during the Interest Term) or an Indexed Interest Floor (in which you are only exposed to losses up to the Floor during the Interest Term). With the Indexed Interest Protection Zone feature, you are potentially subject to 100% of any negative Index Return. This means you risk losing 100% of any Contract Value allocated to an Indexed Account with an Indexed Interest Protection Zone. You will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the funds or holders of securities comprising the indexes would have.

The Indexed Interest Protection Zone percentage applicable to an Indexed Account will not change for the life of the Contract. We will not declare a more favorable Indexed Interest Protection Zone percentage while you own the Contract.
BASE VALUE RISK
If you withdraw Contract Value allocated to an Indexed Account prior to the end of an Interest Term (including through a repetitive withdrawal), the withdrawal will cause a reduction to your Base Value. When you take such a withdrawal, your Base Value will be immediately reduced in a proportion equal to the reduction in your Indexed Account Value. A proportional reduction could be larger than the dollar amount of your withdrawal. Reductions to your Base Value will negatively impact your Indexed Account Value for the remainder of the Interest Term and may result in a lower amount of Indexed Interest being credited, if any, at the end of the Interest Term.

Once your Base Value is reduced due to a withdrawal, there is no way under the Contract to increase your Base Value during the remainder of the Interest Term. See “Impact of Withdrawals from Indexed Accounts” for additional information about how withdrawals affect your Indexed Account Values.
RETURN LOCK RISK
If you allocate Contract Value to an Indexed Account for an Interest Term, you may exercise the Return Lock feature at any time by notifying us prior to the third to last Business Day of the Interest Term. If you exercise the Return Lock feature, your Indexed Account Value (which otherwise fluctuates daily) will not change for the remainder of the Interest Term. You should consider the following risks related to the Return Lock feature:

•You will no longer participate in the Index’s performance, whether positive or negative, for the remainder of the Interest Term. This means that if you exercise the Return Lock feature, under no circumstances will your Indexed Account Value increase during the remainder of the Interest Term even if the Index increases after you exercise the Return Lock feature.
•You will not be credited with any Indexed Interest for that Indexed Account at the end of the Interest Term.
•We use the Interim Value calculated at the end of the Business Day after we receive your request. This means you will not be able to determine in advance your “locked in” Indexed Account Value, and it may be higher or lower than it was at the point in time you requested the Return Lock.
•If you exercise the Return Lock feature at a time when your Interim Value has declined, you will lock in any loss. It is possible that you would have realized less of a loss or no loss if you exercised the Return Lock feature at a later time or not at all.
•We will not provide advice or notify you regarding whether you should exercise the Return Lock feature or the optimal time for doing so. We will not warn you if you exercise the Return Lock feature at a sub-optimal time. We are not responsible for any losses related to your decision whether or not to exercise the Return Lock feature.
•There may not be an optimal time to exercise the Return Lock feature during an Interest Term. It may be better for you if you do not exercise the Return Lock feature during an Interest Term. It is impossible to know with certainty whether or not the Return Lock feature should be exercised.
•After you exercise the Return Lock feature, you will have the opportunity to transfer your “locked-in” Indexed Account Value at the end of each Interest Term Year remaining in the Interest Term. If you remain in your current Indexed Account for the remainder of the Interest Term, your “locked-in” Indexed Account Value will not increase for the remainder of that Interest Term, and you will forego any opportunity to invest in a new Indexed Account and earn Indexed Interest.
•The earlier in an Interest Term that you exercise the Return Lock, the longer you will forego such opportunity. For example, if you are invested in an Indexed Account with a six year Interest Term, and you exercise the Return Lock feature on the first day of the second year of the Interest Term and choose not to transfer for the remainder of the Interest Term, your investment will not increase for five years.

See the section titled “Return Lock” for additional information regarding the Return Lock feature.
INTERIM VALUE RISK
On each Business Day of the Interest Term, other than the first and last day, we determine the Indexed Account Value for each Indexed Account by calculating its Interim Value and then subtracting any Indexed Account Charge. In order to calculate your Interim Value, we apply a formula which is not directly tied to the actual performance of the applicable Index. Instead, we calculate it by determining the value of hypothetical investments and derivatives that we may or may not actually hold. This means that even if the Index Return has increased, it is possible that the Interim Value may not have increased. For more information and to see how we calculate the Interim Value, see Appendix B.

If you choose to allocate amounts to an Indexed Account, Indexed Interest will not be credited to your Contract Value until the end of the Interest Term. This means that amounts withdrawn prior to the end of an Interest Term will not be credited with Indexed Interest. This includes Contract Value applied to pay a death benefit or to an annuity payout option. Except for the first and last Business Day of an Interest Term, your Indexed Account Value is largely based on your Interim Value and is the amount available for withdrawals, surrenders, annuitization and death benefits. You should consider the risk that it could be less than your original investment even when the applicable Index is performing positively.
RISK THAT WE MAY ELIMINATE OR SUBSTITUTE AN INDEX OR CREDITING METHOD OR CHANGE INDEXED INTEREST CAPS
There is no guarantee that any particular Indexed Account, Index, or Crediting Method will be available during the entire time that you own your Contract. We may replace an Index if it is discontinued or if there is a substantial change in the calculation of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we substitute an Index, the performance of the new Index may differ from the original Index. This may negatively affect the Indexed Interest that you earn during that Interest Term or the Interim Values that you can lock-in under the Return Lock feature. We may replace an Index at any time during an Interest Term, however, we will notify you in writing at least 30 days prior to replacing an Index. If we replace an Index, this does not cause a change in the Indexed Interest Cap, Indexed Interest Participation Rate, Indexed Interest Trigger Rate, Indexed Interest Protection Zone, Indexed Interest Floor or Indexed Interest Buffer for that Interest Term. You will have no right to reject the replacement of an Index, and you will not be permitted to transfer Indexed Account Values until the end of an Interest Term even if we replace the Index during such Interest Term. The new Index and the replaced Index (which you may have previously chosen) may not be similar with respect to their component securities or other instruments, although we will attempt to select a new Index that is similar to the old Index. At the end of the Interest Term, you may transfer your Indexed Account Value to another Indexed Account or to the Fixed Account without charge. If you do not want to remain invested in the relevant Indexed Account for the remainder of the Interest Term, your only option, if you do not exercise the Return Lock feature, will be to withdraw the related Indexed Account Value, which may cause you to incur surrender charges, negative adjustments to certain values under your Contract, and negative tax consequences, as discussed in this section.

Changes to the Indexed Interest Caps,, Indexed Interest Trigger Rates, and Indexed Interest Participation Rates (if any) occur at the beginning of the next Interest Term. We will provide written notice at least 30 days prior to each Interest Term instructing you how to obtain the available Indexed Interest Caps, Indexed Interest Trigger Rates, and Indexed Interest Participation Rates for the next Interest Term. You do not have the right to reject any new Indexed Interest Caps, Indexed Interest Trigger Rates or Indexed Interest Participation Rates (if any) for the next Interest Term. If you do not like any such new element for a particular Indexed Account, at the end of the current Interest Term, you may transfer your Indexed Account Value to another Indexed Account or to the Fixed Account without charge. If you do not want to invest in any investment option under the Contract, your only option will be to surrender your Contract. Surrendering your Contract may cause you to incur surrender charges, negative adjustments to certain values under the Contract, and may have negative tax consequences, as discussed in this section. The Indexed Interest Floor, Indexed Interest Buffer and Indexed Interest Protection Zone will not change for the life of your Contract. See the section titled “Indexes” for more information.

We may also add or remove an Index or Crediting Method during the time that you own the Contract. We will not substitute any Index or Crediting Method until the new Index or Crediting Method has received any necessary regulatory clearances. Any addition, substitution, or removal of an Indexed Account, Index, or Crediting Method will be communicated to you in writing. If we add or remove an Index (as opposed to replacing an Index), the changes will not be effective for your Contract until the start of the next Interest Term. Adding or removing an Index does not cause a change in the Indexed Interest Floor, Indexed Interest Buffer or Indexed Interest Protection Zone. Any Indexed Accounts based on the performance of the newly added Index will have a new Indexed Interest Cap, Indexed Interest Participation Rate or Indexed Interest Trigger Rate.

You should evaluate whether our ability to make the changes described above, and your ability to react to such changes, are appropriate based on your investment goals. When such changes occur, you should also evaluate whether those changes are appropriate based on your investment goals and, if not, you should evaluate your options under the Contract, which may be limited and may have negative consequences associated with them, as described in this section.

FIXED ACCOUNT RISK
The effective annual interest rate for any Interest Term will never be lower than 1.00%. The effective annual interest rate represents the rate of daily compounded interest over a 12-month period. You bear the risk that we will never declare an interest rate for the Fixed Account higher than the guaranteed minimum interest rate.
OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY
Our General Account assets support the guarantees under the Contract and are subject to the claims of our creditors. As such, the guarantees under the Contract are subject to our financial strength and claims-paying ability. There is a risk that we may default on those guarantees. The assets in Symetra Separate Account RINA are also subject to our creditors, but not the assets in Symetra Separate Account RITX. You need to consider our financial strength and claims-paying ability in meeting the guarantees under the Contract. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus. Additionally, information concerning our business and operations is set forth under the section titled “Management’s Discussion and Analysis.”
CYBER SECURITY RISKS
We rely heavily on interconnected computer systems and digital data to conduct our annuity business activities. Because our annuity business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is potentially vulnerable to disruptions from utility outages and other problems, and susceptible to operational and information security risks resulting from information systems failure (hardware and software malfunctions) and cyber-attacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, and unauthorized release of confidential customer information. For instance, cyber-attacks may: interfere with our processing of Contract transactions, including the processing of orders from our website; cause the release and possible destruction of confidential customer or business information; impede order processing; subject us and/or our service providers and intermediaries to regulatory fines and financial losses; and/or cause reputational damage.

Cyber security risks may also affect the Indexes. Breaches in cyber security may cause an Index’s performance to be incorrectly calculated, which could affect the calculation of values under the Contract. We are not responsible for the calculation of any Index. Breaches in cyber security may also negatively affect the value of the securities or other instruments that comprise or define the Indexes.

See additional company-related risks later in this prospectus under “Risks Related to our Business and Industry.”
DELAYS IN CONTRACT ADMINISTRATION
Delays in Contract administration and disruptions in core business functions may occur in the event of severe weather, natural disasters, a public health crisis, or the closure of one or more of our offices, or in the event of interruptions in mail delivery, telephone communications, or other electronic communications beyond our control.

THE ANNUITY CONTRACT
This prospectus describes the Contract. The Contract is an agreement between Symetra Life and you, the Owner. The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Under the Contract we promise to pay an income in the form of annuity payments, beginning on a date that you select. A death benefit may also become payable upon your death. All payments under the Contract are subject to the terms and conditions described in this prospectus.

During the Accumulation Phase, you may access your money under the Contract by taking withdrawals of your Contract Value. Withdrawals may be subject to surrender charges and taxes payable by us and not previously deducted. During the Income Phase, we pay guaranteed income in the form of annuity payments. The Contract also has a death benefit that may become payable during the Accumulation Phase. The death benefit is not payable during the Income Phase.

The Contract is available as a non-qualified contract, which will provide you with certain tax deferral features under the Code. The Contract is also available as a qualified contract as either an IRA or a Roth IRA. If you purchase the Contract as a qualified contract, the Contract will not provide you tax deferral benefits in addition to those already provided by your IRA or Roth IRA.
STATE VARIATIONS
This prospectus describes the material rights and obligations under the Contract. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. For example, state law may require different right to examine periods, which is the amount of time allowed to examine the Contract and return it for a refund, and may impose different issue age limitations. The state in which your Contract is issued also governs whether or not certain options, or charges are available or will vary under your Contract. Please see Appendix A for a listing of general state variations. Any state variations will be included in your Contract or in riders or endorsements attached to your Contract.

OWNER
You, as the Owner, may exercise all ownership rights under the Contract. The Contract must be issued prior to the Owner reaching age 81 (the “maximum issue age”). If your birthday falls between the date of your Contract application and the Contract Date, we will issue the Contract based upon your age as of the application date, if requested by you and subject to state regulations.

Joint Owners: A non-qualified Contract can be owned by joint Owners. Each joint Owner has equal ownership rights and must exercise those rights jointly, unless both Owners direct us otherwise in writing. Only two Owners are allowed per Contract. If the Contract is owned by joint Owners, the signatures of both Owners are needed to exercise rights under the Contract, unless we are directed otherwise by both joint Owners in writing. An Owner who is a non-natural person (e.g., a corporation or trust) may not name a joint Owner.
CHANGES TO OWNERSHIP
You may change the Owner or joint Owner of a non-qualified Contract by sending us a signed and dated request. If you designate someone else as Owner, that person must not have been older than the maximum issue age as of the Contract Date. Unless you specify otherwise, a change in ownership is effective as of the date you signed the notice of change. However, we are not responsible for any legitimate actions that we take under the Contract (including payments) prior to receiving the notice. If you designate someone else as Owner, the potential death benefit will be adjusted. See the section titled “Death Benefit.”

Use care when naming joint Owners and making changes to the ownership of your Contract. Consult your financial professional if you have questions.
ANNUITANT
You initially name the Annuitant and any joint Annuitant on your Contract application. This designation may be changed at any time prior to the Annuity Date by sending us a signed and dated written request. However, if the Contract is owned by a non- natural person (e.g., a corporation or trust), the Annuitant(s) may not be changed. Unless you specify otherwise, a change in Annuitant is effective as of the date you signed the notice of change. However, we are not responsible for any legitimate actions that we take under the Contract (including payments) prior to receiving the notice.

If you designate someone else as Annuitant, that person must not be older than the maximum issue age on the Contract Date, and cannot exceed the maximum annuitization age when Annuity Payments begin.

Only two Annuitants are allowed per Contract. Each Annuitant must be no older than the maximum issue age as of the Contract Date. The Income Phase must begin prior to the Annuitant reaching age 96. If there are joint Annuitants, the birth date of the older Annuitant will be used to determine the latest Annuity Date.
BENEFICIARY
The Beneficiary is the person(s) or entity (or entities) entitled to receive any death benefit paid under the Contract, as described in the section titled “Death Benefit.” You initially name the Beneficiary (or Beneficiaries) on your Contract application and you may change a Beneficiary at any time by sending us a signed and dated written request. If you have designated a Beneficiary as irrevocable, the Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and is effective when signed by you. We are not responsible for the validity of any Beneficiary designation or for any legitimate actions we may take under the Contract (including payments) prior to receiving a request to change a Beneficiary. After your death, the Beneficiary has the right to receive any death benefit payable under the Contract or to change the Payee for remaining annuity payments. Beneficiaries should notify us of your death as promptly as possible.
ASSIGNMENT
To the extent allowed by state law, we reserve the right to refuse our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. You may request to assign or transfer your rights under the Contract by sending us a signed and dated request. We will not be bound by an assignment until we acknowledge it. If you assign your benefits, the death benefit amount may be adjusted. See the section titled “Death Benefit.”

Unless you specify otherwise, an assignment or transfer is effective as of the date you signed the notice of change. However, we are not responsible for any legitimate actions (including payments) that we take under the Contract prior to receiving the notice. We are not responsible for the validity of any assignment or transfer. To the extent allowed by law, payments under the Contract are not subject to legal process for the claims of creditors.

An IRA, Roth IRA, or any other qualified Contract may not be assigned except as permitted by the Code.

PURCHASE
PURCHASING THE CONTRACT
If you are younger than age 81, you may purchase the Contract by completing an application and submitting a minimum Purchase Payment of $25,000. Only one Purchase Payment is allowed under the Contract. For IRAs and Roth IRAs, because the minimum Purchase Payment we accept exceeds the annual contribution limits for IRAs and Roth IRAs, your initial Purchase Payment must include a rollover contribution. We will not accept, without our prior approval, any Purchase Payment in excess of $1 million.

Purchase Payments should be made payable to Symetra Life Insurance Company and submitted to our Home Office. Purchase Payments must be made in U.S. dollars and must be made in a form acceptable to us. You may choose to make Purchase Payments:

•By personal check;
•By Electronic Funds Transfer (“EFT”); or
•By wire transfer.

We will not accept Purchase Payments made in the following forms:

•Cash;
•Credit cards; and
•Money orders or travelers checks.

We reserve the right not to accept third-party checks. In some circumstances and at our discretion, we may accept third-party checks that are from a rollover or transfer from other financial institutions.

We reserve the right to refuse any Purchase Payment that exceeds $1 million and any Purchase Payment that exceeds $1 million when aggregated with previous Purchase Payments made to other Contracts. Further, we reserve the right to refuse any Purchase Payment that does not meet our minimum Purchase Payment requirements, is not in good order, or is otherwise contrary to law for Symetra Life to accept. In addition, we reserve the right to refuse any application. If we refuse your application, we will return your Purchase Payment to you.
ALLOCATING YOUR PURCHASE PAYMENT
You tell us how to apply your Purchase Payment by specifying in the Contract application your desired allocation (by percentage) among the Fixed Account and the available Indexed Accounts. Following the Contract Date, your Purchase Payment will be allocated according to your instructions on the Allocation Date. Allocations occur on the 7th or the 21st calendar day of each month. If this day is not a Business Day, allocation will occur on the next Business Day. The Allocation Date and Contract Date cannot be the same date. Beginning on the Contract Date until the Allocation Date, your Purchase Payment, less any applicable taxes, will be allocated to the Fixed Holding Account.

Fixed Holding Account. On your Contract Date, we will allocate your Purchase Payment, less any applicable taxes, to the Fixed Holding Account. Your Purchase Payment (and all interest credited to your Contract Value) will remain in the Fixed Holding Account until the Allocation Date, when it will be allocated according to the allocation instructions in your Contract application.

We credit compound interest on amounts allocated to the Fixed Holding Account at rates declared by us. The Fixed Holding Account interest rate will never be less than 1.00%. You assume the risk that we will not declare an interest rate higher than 1.00%.

Example 1: Assume that your Contract Date is the 1st calendar day of a month. You have told us that you want your entire Purchase Payment to be allocated to the S&P 500® Indexed Account with Point to Point with Indexed Interest Buffer of 10% and a one-year Interest Term. Your Purchase Payment will be allocated to the Fixed Holding Account and it will earn interest until the 7th calendar day of the same month (or the next Business Day, if the 7th is not a Business Day), at which time we will allocate your Purchase Payment, plus any interest earned, to the S&P 500® Indexed Account you have selected.

Example 2: Assume that your Contract Date is the 21st calendar day of a month. You have told us that you want your entire Purchase Payment to be allocated to the S&P 500® Indexed Account with Point to Point with Indexed Interest Buffer of 10% and a two year Interest Term. Although the 21st calendar day of a month is a potential Allocation Date, the Allocation Date and the Contract Date cannot be the same date. Therefore, we will allocate your Purchase Payment to the Fixed Holding Account and it will earn interest until the 7th calendar day of the following month (or the next Business Day, if the 7th is not a Business Day), at which time we will allocate your Purchase Payment, plus any interest earned, to the S&P 500® Indexed Account you have selected.
RIGHT TO EXAMINE
You may cancel the Contract without charge by returning it to us or to your Symetra Life registered representative within 10 days after you receive your Contract. In some states, the right to examine period may be longer. Please see the front page of your Contract for the right to examine period that applies to your Contract. If you cancel your Contract during this period, we will issue a refund including all charges that may have been deducted from your Contract. Your state’s law will determine the amount you will receive. This amount will either be:

a.Your Contract Value on the Business Day we receive your request, which may be more or less than your original Purchase Payment;
b.The amount of your Purchase Payment; or
c.The greater of (a) or (b).

The amount of your refund and the length of the right to examine period may depend on if your Contract is a replacement of another insurance or annuity contract. Generally, for Contracts issued as a replacement, this period is 30 days. If your Contract is an IRA or Roth IRA and you cancel within the first 7 days, you will receive the greater of (a) or (b) above. After the first 7 days, your state’s law will determine the amount you will receive as described above.

If your Allocation Date occurs during the right to examine period, we will allocate your Purchase Payment in the manner you selected on your application. If we are required to return the amount of your Purchase Payment or the greater of (a) or (b) above, Symetra Life will be subject to the investment risk if you cancel your Contract during this period.

For a state-by-state description of material variations of this Contract, including the right to examine period, see Appendix A.

INVESTMENT OPTIONS
Under the Contract, you allocate your initial Purchase Payment (and any interest earned thereon from the Fixed Holding Account) among the available investment options for the initial Interest Term. You may transfer your Contract Value among the available investment options for subsequent Interest Terms by providing instructions to us, as discussed under the section titled “Transfers.” You may not transfer your Contract Value until the end of an Interest Term. Currently, the investment options offered under the Contract are the Fixed Account and 30 Indexed Accounts. The Fixed Account credits compound interest at a guaranteed rate. Each Indexed Account credits interest determined by the performance of a particular Index and the applicable Crediting Method. The interest credited for any Indexed Account may be positive, negative, or equal to zero.
INTEREST TERM
Each Interest Term is one year, two years or six years and begins on your Allocation Date. Each subsequent Interest Term begins at the end of the prior Interest Term. If any beginning/ending date of an Interest Term is not a Business Day, the beginning/ ending date will be the next Business Day.

The initial Interest Term Year is the 12-month period beginning on the Allocation Date and ending on the 7th or 21st calendar day of the month that is closest to the anniversary of your Allocation Date. Subsequent Interest Term Years are consecutive and will also begin and end on the 7th or 21st calendar day of the month that is closest to an anniversary of your Allocation Date. If any of those days are not business days, we will use the next Business Day.
FIXED ACCOUNT
The Fixed Account credits compound interest based on rates that are set and guaranteed by us. Any portion of your Contract Value allocated to the Fixed Account for an Interest Term will be credited with the interest rate established for that Interest Term.

This rate will apply for the entire Interest Term. Once an Interest Term is over, we will declare a new interest rate for the next Interest Term.

The interest rate for the Fixed Account for your initial Interest Term will be set forth in your Contract. Prior to the beginning of each subsequent Interest Term, we will mail to you, at least 30 days in advance, a written notice indicating how you may obtain the interest rate for the Fixed Account for the next Interest Term.

The effective annual interest rate for any Interest Term will never be lower than the guaranteed minimum interest rate of 1%. This rate is guaranteed to be a rate not less than the minimum interest rate allowed by state law. The effective annual interest rate represents the rate of daily compounded interest over a 12-month period. You bear the risk that we will never declare an interest rate for the Fixed Account higher than the guaranteed minimum interest rate.
Payments from the Fixed Account are also subject to minimum amounts required by state law. These minimum amounts only apply upon annuitization from the Fixed Account, payment of a death benefit upon death of the Owner, or a full withdrawal from the Fixed Account. We guarantee that if one of these events occurs, then the proceeds from the Fixed Account (the amount applied to annuity payments or paid for a full withdrawal or death benefit) will be at least equal to the minimums required by state law. If necessary to meet this minimum, charges will be waived.
INDEXED ACCOUNTS
An Indexed Account is defined by an associated Index, a Crediting Method and an Interest Term. Each Indexed Account credits an amount of interest at the end of each Interest Term determined by the performance of a particular Index and the applicable Crediting Method. Each Crediting Method measures the net performance of the applicable Index between the beginning and end of an Interest Term (i.e., “Point to Point”)

Certain Indexed Accounts have an annual Indexed Account Charge as indicated in the name of each given Indexed Account. Electing to allocate funds to an Indexed Account with an Indexed Account Charge offers the potential of increased Indexed Interest from a higher Indexed Interest Cap or a higher Indexed Interest Participation Rate for the Interest Term. The Indexed Account Charge percentage will not change while your Contract remains in force. The Indexed Account Charge amount is deducted from the Indexed Account Value for each Interest Term. You bear the risk that amounts you have allocated to Indexed Accounts with a charge will never be credited with a greater amount of positive Indexed Interest than a similar Indexed Account without a charge. We do not refund any fees regardless of the amount of Indexed Interest, positive or negative, credited to the Indexed Account.

The Indexed Interest Account Buffer does not protect you from the Indexed Account Charge, even when your negative Adjusted Indexed Return is less than or equal to the buffer. The Indexed Account Charge will decrease your Indexed Account earnings.

The Contract offers the following four Crediting Methods: (a) Point to Point with Indexed Interest Buffer, Indexed Interest Cap, and Indexed Interest Participation Rate; (b) Point to Point with Indexed Interest Floor, Indexed Interest Cap, and Indexed Interest Participation Rate; (c) Point to Point with Indexed Interest Buffer and Indexed Interest Trigger Rate; and (d) Point to Point with Indexed Interest Protection Zone, Indexed Interest Cap, and Indexed Interest Participation Rate.

There are currently 30 Indexed Accounts available under the Contract. The table below shows the Index, Crediting Method and Interest Term for each of the 30 Indexed Accounts.

	Index	Crediting Method
1	S&P 500® Index	Point to Point (one year) with Indexed Interest Floor (-10%)
2	S&P 500® Index	Point to Point (one year) with Indexed Interest Buffer (10%)
3	S&P 500® Index	Point to Point (one year) with Indexed Interest Buffer (10%) and Indexed Interest Trigger Rate
4	S&P 500® Index	Point to Point (one year) with Indexed Interest Protection Zone (-15%)
5	S&P 500® Index	Point to Point (two year) with Indexed Interest Buffer (10%)
6	S&P 500® Index	Point to Point (two year) with Indexed Interest Buffer (10%) with charge
7	S&P 500® Index	Point to Point (six year) with Indexed Interest Buffer (10%)
8	S&P 500® Index	Point to Point (six year) with Indexed Interest Buffer (20%)
9	S&P 500® Index	Point to Point (six year) with Indexed Interest Buffer (10%) with charge

	Index	Crediting Method
10	S&P 500® Index	Point to Point (six year) with Indexed Interest Buffer (20%) with charge
11	Russell 2000® Index	Point to Point (1 year) with Indexed Interest Floor (-10%)
12	Russell 2000® Index	Point to Point (1 year) with Indexed Interest Buffer (10%)
13	Russell 2000® Index	Point to Point (two year) with Indexed Interest Buffer (10%)
14	Russell 2000® Index	Point to Point (two year) with Indexed Interest Buffer (10%) with charge
15	Russell 2000® Index	Point to Point (six year) with Indexed Interest Buffer (10%)
16	Russell 2000® Index	Point to Point (six year) with Indexed Interest Buffer (20%)
17	Russell 2000® Index	Point to Point (six year) with Indexed Interest Buffer (10%) with charge
18	Russell 2000® Index	Point to Point (six year) with Indexed Interest Buffer (20%) with charge
19	NASDAQ-100® Index	Point to Point (one year) with Indexed Interest Floor (-10%)
20	NASDAQ-100® Index	Point to Point (one year) with Indexed Interest Buffer (10%)
21	NASDAQ-100® Index	Point to Point (two year) with Indexed Interest Buffer (10%)
22	NASDAQ-100® Index	Point to Point (two year) with Indexed Interest Buffer (10%) with charge
23	MSCI Emerging Markets Index	Point to Point (one year) with Indexed Interest Floor (-10%)
24	MSCI Emerging Markets Index	Point to Point (one year) with Indexed Interest Buffer (10%)
25	MSCI Emerging Markets Index	Point to Point (two year) with Indexed interest Buffer (10%)
26	MSCI Emerging Markets Index	Point to Point (two year) with Indexed Interest Buffer (10%) with charge
27	PIMCO Equity Fusion Index™	Point to Point (one year) with Indexed Interest Floor (-10%)
28	PIMCO Equity Fusion Index™	Point to Point (one year) with Indexed Interest Buffer (10%)
29	PIMCO Equity Fusion Index™	Point to Point (two year) with Indexed Interest Buffer (10%)
30	PIMCO Equity Fusion Index™	Point to Point (two year) with Indexed Interest Buffer (10%) with charge

Each Indexed Account may have both a Cap and a Participation Rate other than the S&P 500 1 year Point to Point with 10% Buffer and Indexed Interest Trigger Rate, as shown above. For Indexed Accounts with both an Indexed Interest Cap and an Indexed Interest Participation Rate, we will declare whether an Indexed Interest Cap will apply for a given Interest Term prior to the beginning of each Interest Term. The Indexed Interest Participation Rate will not be less than 100%.

We may not offer all Indexed Accounts at all times. We may add Indexed accounts in the future.

Additional information about the operation of the Indexed Accounts is provided under “Additional Information about the Indexed Accounts” immediately below.

ADDITIONAL INFORMATION ABOUT THE INDEXED ACCOUNTS
INDEXES
Currently, each Indexed Account credits interest based on the performance of one of the following Indexes, each covering different asset classes.

S&P 500® Index. Widely regarded as the best gauge of the U.S. stock market, this world-renowned index tracks the performance of 500 large companies in leading industries of the U.S. economy.

Russell 2000® Index. The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership.

Nasdaq-100 Index®. The Nasdaq-100 Index includes 100 of the largest domestic and international non-financial companies listed on the Nasdaq Stock Market based on market capitalization. The Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology.
MSCI Emerging Markets Index. The MSCI Emerging Markets Index captures large and mid-cap representation across 26 emerging markets countries. With 1,390 constituents as of November 30, 2020, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

PIMCO Equity Fusion Index™. The PIMCO Equity Fusion Index allocates to exchange-traded funds tracking four major equity markets: U.S. large-cap, U.S. small-cap, technology-focused, and emerging markets. The index adjusts its allocation to the constituents quarterly according to predefined rules that attempt to capitalize on changes in the relative value and upside potential of the constituents over time.

We reserve the right to add, remove or replace any Indexed Account, Index, or Crediting Method in the future, subject to necessary regulatory approvals. If we replace an Index, this will not cause a change in the Indexed Interest Cap, Indexed Participation Rate, Indexed Performance Trigger, Indexed Interest Protection Zone, Indexed Interest Floor or Indexed Interest Buffer for the current Interest Term. Adding or removing an Index does not cause a change in the Indexed Interest Protection Zone, Indexed Interest Floor or Indexed Interest Buffer because those elements do not change for the life of your Contract. Any Indexed Accounts based on the performance of a newly added Index will have a new Indexed Interest Cap, Indexed Participation Rate and/or Indexed Interest Trigger Rate. Changes to the Indexed Interest Caps, Indexed Participation Rate and Indexed Interest Trigger Rate, if any, occur at the start of the next Interest Term. If we add or remove an Index (as opposed to replacing an Index with another Index), the changes will not be effective for your Contract until the start of the next Interest Term.

We may replace an Index if it is discontinued or the Index is no longer available to us or if the Index’s calculation changes substantially. Additionally, we may replace an Index if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. We may do so at the end of an Interest Term or during an Interest Term. We will notify you in writing at least 30 days before we replace an Index.

If we replace an Index, we will attempt to select a new Index that is similar to the old Index. In making this evaluation, we will look at factors such as asset class, Index composition, strategy or methodology inherent to the Index and Index liquidity. If we replace an Index during an Interest Term, we will calculate the Index Return using the old Index up until the replacement date. After the replacement date, we will calculate the Index Return using the new Index, but with a modified start of Interest Term value for the new Index. The modified start of Interest Term value for the new Index will reflect the Index Return for the old Index from the start of the Interest Term to the replacement date.

Example. This example is intended to show how we would calculate the Index Return during an Interest Term in which an Index was replaced.

Index Return on replacement date for old Index

Old Index Value at beginning of Interest Term	100
Old Index Value on replacement date	103
Index Return for old Index on replacement date	(103 / 100) - 1 = 3%

This 3% Index Return on the replacement date is then used to calculate the modified beginning of Interest Term Index Value for the new Index.

Modified start of Interest Term Index Value for new index

Index Return for old Index on replacement date	3%
Index Value for new Index on replacement date	1000
Modified start of Interest Term Index Value for new index	1000 / (100% + 3%) = 970.87

The Index Return calculation for that Interest Term is then based on the change between the modified start of Interest Term Index Value for the new index, and the end of Interest Term Index Value for the new index.

Additional Index information, including disclaimers, may be found in Appendix C. The investment risks associated with the Indexes are discussed under the section titled “Index Risk.”
INDEXED ACCOUNT VALUE
When you allocate Contract Value to an Indexed Account for an Interest Term, your investment in the Indexed Account is represented by an Indexed Account Value. Your Indexed Account Value reflects the portion of your Contract Value attributable to that Indexed Account at any given time. If you allocate Contract Value to multiple Indexed Accounts, you will have a separate Indexed Account Value for each Indexed Account in which you are invested.

If you do not exercise the Return Lock feature at any point during an Interest Term, your Indexed Account Value for an Indexed Account will be calculated at the close of each Business Day of the Interest Term as follows:

•On the first Business Day, your Indexed Account Value will equal your Base Value for that Indexed Account.

•On each Business Day thereafter prior to the last Business Day of the Interest Term, your Indexed Account Value on a given Business Day will equal your Interim Value minus any Indexed Account Charge. We calculate your Interim Value at the close of each such Business Day. See Appendix B for a description of how Interim Values are calculated.

•On the last Business Day of the Interest Term, your Indexed Account Value will equal your Base Value plus the amount of Indexed Interest credited to the Indexed Account which may be positive, negative, or equal to zero. This may also be expressed through the following formula: Base Value x (1 + Adjusted Index Return) – any Indexed Account Charge.

Example 1. Assume that you allocate $25,000 at the beginning of an Interest Term to an Indexed Account with a 2 year Interest Term, a 100% Indexed Interest Participation Rate, a 5% Indexed Interest Cap, and no Indexed Account Charge. On the first Business Day of the Interest Term, your Base Value is $25,000. Over the course of the Interest Term, your Indexed Account Value will increase and decrease according to changes in your Interim Value. For instance, if your Interim Value at the close of the tenth Business Day equals $25,200, your Indexed Account Value at that time will be $25,200. Then, if your Interim Value at the close of the eleventh Business Day equals $24,800, your Indexed Account Value at that time will be $24,800. On the last Business Day of the Interest Term, if an Adjusted Index Return of 5% is assumed, your Indexed Account Value at the close of the last Business Day will be $26,250 ($25,000 x (1 + 0.05) = $26,250). Under this example, $1,250 in Indexed Interest would have been credited to your Contract ($26,250 - $25,000 = $1,250).

Example 2. Assume that you allocate $25,000 at the beginning of an Interest Term to a similar Indexed Account as in Example 1, but with an Indexed Account Charge. Your Indexed Account Values would be the same as in Example 1, except they would be lower by the Indexed Account Charge of $500 ($25,000 x 1% x 2) on each day except the first Business Day of the Interest Term. On the last Business Day of the Interest Term, if an Adjusted Index Return of 5% is assumed, your Indexed Account Value at the close of the last Business Day will be $25,750 ($25,000 x (1 + 0.05)- $500 = $25,750). Under this example, $1,250 in Indexed Interest would have been credited to your Contract and a $500 Indexed Account Charge deducted for a net change of $750. Although the amount of the Indexed Account Charge is subtracted from the Interim Value each day of the Interest Term except the first day, the Indexed Account Charge is not deducted from the Indexed Account until the last day of the Interest Term after Indexed Interest, if any, is credited.

If you exercise the Return Lock feature during an Interest Term, your Indexed Account Value will be “locked-in” at the Indexed Account Value calculated on the Return Lock Date. After you exercise the Return Lock feature, your Indexed Account Value will not change unless you take a withdrawal or transfer, in which case your Indexed Account Value will be reduced dollar-for-dollar by the amount withdrawn or transferred from that Indexed Account. The Return Lock feature is described in more detail under the section titled “Return Lock” below.
INDEXED INTEREST
For each Indexed Account to which you allocate Contract Value, at the end of the Interest Term, we will credit your Indexed Account Value with Indexed Interest (unless the Return Lock feature was exercised during the Interest Term). Indexed Interest may be positive, negative, or equal to zero.

•If the Indexed Interest is positive, your Indexed Account Value will increase by a dollar amount equal to the positive Indexed Interest, minus any Indexed Account Charge.
•If the Indexed Interest is negative, your Indexed Account Value will decrease by a dollar amount equal to the negative Indexed Interest, minus any Indexed Account Charge
•If the Indexed Interest is equal to zero, no interest will be credited and your Indexed Account Value will equal your Base Value minus any Indexed Account Charge.

If you allocate Contract Value to multiple Indexed Accounts for an Interest Term, the Indexed Accounts in which you invest will credit separate Indexed Interests at the end of that Interest Term. Even if you receive positive Indexed Interest for one or more Indexed Accounts for an Interest Term, your overall gain for that Interest Term will be reduced by any negative Indexed Interest you receive for any other Indexed Accounts, and such negative Indexed Interest may cause you to incur an overall loss during that Interest Term.
CREDITING METHODS
To determine the Indexed Interest credited to an Indexed Account at the end of an Interest Term, we calculate the Adjusted Index Return for that Indexed Account. We calculate the Adjusted Index Return by applying the applicable Crediting Method. The Contract provides for four Crediting Methods: (1) Point to Point with Indexed Interest Buffer, Indexed Interest Cap, and Indexed Interest Participation Rate; (2) Point to Point with Indexed Interest Floor, Indexed Interest Cap, and Indexed Interest Participation Rate; (3) Point to Point with Indexed Interest Buffer and Indexed Interest Trigger Rate; and (4) Point to Point with Indexed Interest Protection Zone, Indexed Interest Cap, and Indexed Interest Participation Rate.

Each Crediting Method includes one or more of the following elements:

•The Index Return (or “Point to Point”);
•The Indexed Interest Cap;
•Indexed Interest Participation Rate;
•The Indexed Interest Trigger Rate;
•The Indexed Interest Floor;
•The Indexed Interest Buffer; and
•The Indexed Interest Protection Zone.

Additional information about each of these elements is provided below. Also provided below are examples of how the Crediting Method is used to calculate the Adjusted Index Return for either positive or negative Index Returns.

Index Return (“Point to Point”). To calculate the Adjusted Index Return, we first calculate the Index Return. The Index Return for an Indexed Account is the percentage change in the Index Value from the start of an Interest Term to the end of the Interest Term, before any applicable adjustment for the Indexed Interest Cap, Indexed Interest Participation Rate, Indexed Interest Trigger Rate, Indexed Interest Protection Zone, the Indexed Interest Floor and/or the Indexed Interest Buffer.
Index Return Example: Assume that you allocate Contract Value for an Interest Term in the S&P 500® Indexed Account with Point to Point (one year) with Indexed Interest Buffer. Between the beginning and end of the Interest Term, the value of the securities comprising the S&P 500® increases by 5%. Thus, the Index Return for that Indexed Account would be 5%. If instead the S&P 500® decreased by 5%, the Index Return for that Indexed Account would be -5%.

After the Index Return is calculated, we next calculate the Adjusted Index Return. The Adjusted Index Return reflects any applicable adjustments for the Indexed Interest Cap, Indexed Interest Participation Rate, Indexed Interest Trigger Rate, Indexed Interest Protection Zone, the Indexed Interest Floor and/or the Indexed Interest Buffer. Indexed Interest will be credited to the Base Value at a rate equal to the Adjusted Index Return.

Indexed Interest Cap. The Indexed Interest Cap represents the maximum positive Adjusted Index Return for a given Interest Term. Each Indexed Account has its own Indexed Interest Cap. For Indexed Accounts with both an Indexed Interest Cap and an Indexed Interest Participation Rate, we will declare whether the Indexed Account will have an Indexed Interest Cap for a given Interest Term prior to the beginning of the Interest Term. If we declare an Indexed Interest Cap we set the Indexed Interest Cap prior to the beginning of an Interest Term. An Indexed Interest Cap for a particular Interest Term may be higher or lower than the Indexed Interest Caps for previous or future Interest Terms. In no event will an Indexed Interest Cap be lower than the guaranteed minimum of 2.00% during the surrender charge period or less than 1.00% thereafter. The Indexed Interest Caps for your initial Interest Term will be set forth in your Contract. Prior to the beginning of each subsequent Interest Term, we will mail to you a 30-day advance written notice indicating how you may obtain the Indexed Interest Caps for the next Interest Term.
Indexed Interest Cap Example 1: Assume that you allocated Contract Value to an Indexed Account without an Indexed Account Charge for an Interest Term with an Indexed Interest Cap of 8% and Participation Rate of 100%. Also assume that at the end of the Interest Term, the Index Return is 5%. In this case, to calculate the Adjusted Index Return, we would apply the Participation Rate and then compare the Indexed Interest Cap of 8% to the Index Return of 5%. Because the Index Return (5%) is less than the Indexed Interest Cap (8%), the Adjusted Index Return would be 5%. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return of 5%. In this example, the Indexed Interest Cap did not limit your potential gain.

Indexed Interest Cap Example 2: Assume that you allocated Contract Value to an Indexed Account without an Indexed Account Charge for an Interest Term with an Indexed Interest Cap of 8% and a Participation Rate of 100%. Also assume that at the end of the Interest Term, the Index Return is 15%. In this case, to calculate the Adjusted Index Return, we would apply the Participation Rate and then compare the Indexed Interest Cap of 8% to the Index Return of 15%. Because the Index Return (15%) is higher than the Indexed Interest Cap (8%), the Adjusted Index Return would be 8%. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return of 8%. In this example, the Indexed Interest Cap limited your potential gain.

The Indexed Interest Caps do not guarantee a certain amount of Indexed Interest. The Indexed Interest Caps benefit us because they limit the amount of positive Indexed Interest that we may be obligated to credit for any Interest Term. We set the Indexed Interest Caps at our discretion. You bear the risk that we will not set the Indexed Interest Caps higher than 2.00% during the surrender charge period and 1.00% thereafter. For any Indexed Account with both an Indexed Interest Cap and Indexed Participation Rate, the Adjusted Index Return will be limited by the Indexed Interest Cap. Any Indexed Interest will be reduced by the Indexed Account Charge.

Indexed Interest Participation Rate. The Indexed Interest Participation Rate represents the percentage of the positive Index Return that can be credited under an Indexed Account for an Interest Term. We set the Indexed Interest Participation Rate for each applicable Indexed Account prior to the beginning of an Interest Term. An Indexed Interest Participation Rate for a particular Interest Term may be higher or lower than the Indexed Interest Participation Rates for previous or future Interest Terms. The minimum Indexed Interest Participation Rate is 100%. The Indexed Interest Participation Rates for your initial Interest Term will be set forth in your Contract. Prior to the beginning of each subsequent Interest Term, we will mail to you a 30-day advance written notice indicating how you may obtain the Indexed Interest Participation Rates for the next Interest Term.
Indexed Interest Participation Rate Example 1: Assume that you allocated Contract Value to an Indexed Account without an Indexed Account Charge for an Interest Term with an Indexed Interest Participation Rate of 100% and no Indexed Interest Cap. Also assume that at the end of the Interest Term, the Index Return is 5%. In this case, to calculate the Adjusted Index Return, we would multiply the Index Return of 5% by 100%. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return of 5%. In this example, the Indexed Interest Participation Rate did not limit your potential gain.

Indexed Interest Participation Rate Example 2: Assume that you allocated Contract Value to an Indexed Account without an Indexed Account Charge for an Interest Term with an Indexed Interest Participation Rate of 120% and no Indexed Interest Cap. Also assume that at the end of the Interest Term, the Index Return is 10%. In this case, to calculate the Adjusted Index Return, we would multiply the Index Return of 10% by the Indexed Interest Participation Rate of 120%. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return equal to 1.20 x 10% or 12%.

The Indexed Interest Participation Rates do not guarantee a certain amount of Indexed Interest. We set the Indexed Interest Participation Rates at our discretion. You bear the risk that we will not set the Indexed Interest Participation Rates higher than the 100% minimum rate. For any Indexed Account with both an Indexed Interest Cap and Indexed Participation Rate, the Adjusted Index Return will be limited by the Indexed Interest Cap. Any Indexed Interest will be reduced by the Indexed Account Charge.

Indexed Interest Trigger Rate. We set the Indexed Interest Trigger Rate for each applicable Indexed Account prior to the beginning of an Interest Term. An Indexed Interest Trigger Rate for a particular Interest Term may be higher or lower than the Indexed Interest Trigger Rate for previous or future Interest Terms. In no event will an Indexed Interest Trigger Rate be lower than the guaranteed minimum of 1%. If at the end of the Interest Term the Index Return is 0% or greater, the Adjusted Index Return equals the Indexed Interest Trigger Rate. This means that if the Index Return is less than the Trigger Rate percentage, we will credit you the higher Indexed Interest Trigger Rate. However, if the Index Return exceeds the Indexed Interest Trigger Rate percentage, your Adjusted Index Return will equal the lower Trigger Rate percentage. The Indexed Interest Trigger Rate for your initial Interest Term will be set forth in your Contract. Prior to the beginning of each subsequent Interest Term, we will mail to you a 30-day advance written notice indicating how you may obtain the Indexed Interest Trigger Rate for the next Interest Term.

Indexed Interest Trigger Rate Example 1: Assume that you allocated Contract Value to an Indexed Account with an Indexed Interest Trigger Rate of 5%. Also assume that at the end of the Interest Term, the Index Return is 2%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Trigger Rate of 5% to the Index Return of 2%. Because the Indexed Interest Trigger Rate (5%) exceeds the Index Return of 2%, the Adjusted Index Return would be 5%. As a result, we would credit Indexed Interest to your Base Value based on an Adjusted Index Return of 5%. In this example, the Indexed Interest Trigger Rate resulted in an Adjusted Index Return greater than the Index Return.

Indexed Interest Trigger Rate Example 2: Assume that you allocated Contract Value to an Indexed Account with the same Indexed Interest Trigger Rate of 5%. Also assume that at the end of the Interest Term, the Index Return is 10%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Trigger Rate of 5% to the Index Return of 10%. The Indexed Interest Trigger Rate equals the Adjusted Index Return whenever the Index Return is 0% or greater. As a result, the Adjusted Index Return in this example equals the 5% Indexed Interest Trigger Rate, even though the Index Return was greater. In this example, the Indexed Interest Trigger Rate resulted in an Adjusted Index Return less than the Index Return.

The Indexed Interest Trigger Rates do not guarantee a certain amount of Indexed Interest. The Indexed Interest Trigger Rate determines the Adjusted Index Return whenever the Index Return is 0% or greater, and applies regardless of how positive the Index Return turns out to be. The Indexed Interest Trigger Rates benefit us where the Index Return exceeds the Trigger Rate because they limit the amount of positive Indexed Interest that we are obligated to credit during such an Interest Term. We set the Indexed Interest Trigger Rates at our discretion. You bear the risk that we will not set the Indexed Interest Trigger Rates higher than the 1% minimum rate.

Indexed Interest Floor. The Indexed Interest Floor represents the maximum negative Adjusted Index Return under an Indexed Account for a given Interest Term. In other words, the Indexed Interest Floor represents the most negative Indexed Interest that you can be credited under an Indexed Account for a given Interest Term. Please note that not all Indexed Accounts have a Crediting Method that includes the Indexed Interest Floor.
For those Crediting Methods with the Indexed Interest Floor, the Indexed Interest Floor is set at a loss of 10%. This may also be expressed as a floor equal to negative 10% (or -10%).

Indexed Interest Floor Example 1: Assume that you allocated Contract Value to an Indexed Account with a Crediting Method that includes the Indexed Interest Floor and, at the end of the Interest Term, the Index Return is -5%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Floor of -10% to the Index Return of -5%. Because the Indexed Interest Floor (-10%) is less than the Index Return (-5%), the Adjusted Index Return would be -5%. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return of -5%. In this example, the Indexed Interest Floor did not provide any downside protection.

Indexed Interest Floor Example 2: Assume that you allocated Contract Value to an Indexed Account with a Crediting Method that includes the Indexed Interest Floor and, at the end of the Interest Term, the Index Return is -15%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Floor of -10% to the Index Return of -15%. Because the Indexed Interest Floor (-10%) is higher than the Index Return (-15%), the Adjusted Index Return would be -10%. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return of -10%. In this example, the Indexed Interest Floor provided downside protection by limiting your loss.

The -10% Indexed Interest Floor will apply to every Point to Point Indexed Account with an Indexed Interest Floor and will not change for the life of your Contract. It is possible that we will change the Indexed Interest Floor for Contracts issued in the future and that future Contracts may have different Indexed Interest Floors for different Indexed Accounts.

The Indexed Interest Floor provides only limited protection against downside risk. You should understand that the Indexed Interest Floor does not provide absolute protection against negative Indexed Interest. You may lose money. Every Indexed Account has its own Indexed Account Value. Any portion of your Contract Value that is not allocated to an Indexed Account with a Crediting Method that includes the Indexed Interest Floor will not benefit from the downside protection afforded by the Indexed Interest Floor.

Indexed Interest Buffer. The Indexed Interest Buffer represents the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Indexed Account. In other words, the Indexed Interest Buffer represents the amount of negative Index Return that may occur before you are credited with negative Indexed Interest. Please note that not all Indexed Accounts have a Crediting Method that includes the Indexed Interest Buffer. Please also note that the Indexed Interest Buffer does not protect you from the Indexed Account Charge.
The Indexed Interest Buffer provides protection from a negative Index Return of up to 10%.

Indexed Interest Buffer Example 1: Assume that you allocated Contract Value to an Indexed Account without an Indexed Account Charge and with a Crediting Method that includes an Indexed Interest Buffer of 10%. Assume further that at the end of the Interest Term the Index Return is -5%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Buffer of 10% to the Index Return of -5%. Because the negative Index Return (-5%) does not exceed the Indexed Interest Buffer of 10%, the Adjusted Index Return would be 0%. As a result, we would credit zero Indexed Interest to your Base Value because the Adjusted Index Return equaled 0%. In this example, the 10% Indexed Interest Buffer provided complete downside protection by preventing you from receiving negative Indexed Interest.

Indexed Interest Buffer Example 2: Assume that you allocated Contract Value to an Indexed Account without an Indexed Account Charge and with a Crediting Method that includes an Indexed Interest Buffer of 10%.Assume further that at the end of the Interest Term the Index Return is -15%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Buffer of 10% to the Index Return of -15%. Because the negative Index Return (-15%) exceeds the Indexed Interest Buffer of 10%, the Adjusted Index Return would be -5%. As a result, we would credit Indexed Interest to your Base Value based on an Adjusted Index Return of -5%. In this example, the 10% Indexed Interest Buffer provided downside protection because it did limit your loss from -15% to -5%, but it did not provide complete downside protection.

The applicable Indexed Interest Buffer will apply to each respective Point to Point Indexed Account with Indexed Interest Buffer and will not change for the life of your Contract. It is possible that we will change the Indexed Interest Buffer for Contracts issued in the future, and that future Contracts may have different Indexed Interest Buffers for different Indexed Accounts.

The Indexed Interest Buffer provides only limited protection from downside risk. You should understand that the Indexed Interest Buffer does not provide absolute protection against negative Indexed Interest. You may lose money. The Indexed Account Buffer does not protect you from the Indexed Account Charge, even when your negative Adjusted Index Return is less than or equal to the Buffer.

Every Indexed Account has its own Indexed Account Value. Any portion of your Contract Value that is not allocated to an Indexed Account with a Crediting Method that includes the Indexed Interest Buffer will not benefit from the protection afforded by the Indexed Interest Buffer.

Indexed Interest Protection Zone. The Indexed Interest Protection Zone represents the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Indexed Account. In other words, the Indexed Interest Protection Zone represents the amount of negative Index Return that may occur before you are credited with negative Indexed Interest. HOWEVER, unlike the Indexed Interest Buffer, any negative Index Return that exceeds the Indexed Interest Protection Zone percentage is reflected in its entirety in the Adjusted Index Return. This means that you are potentially subject to 100% of any negative Index Return. The Indexed Interest Protection Zone percentage will not change for the life of your Contract.
Please note that the only Indexed Account that currently features the Indexed Interest Protection Zone is the S&P 500 Point to Point (one year) with Protection Zone (-15%).
Indexed Interest Protection Zone Example 1: Assume that you allocated Contract Value to an Indexed Account with a Crediting Method that includes the Indexed Interest Protection Zone (-15%) and at the end of the Interest Term, the Index Return is -5%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Protection Zone of -15% to the Index Return of -5%. Because the Index Return (-5%) does not exceed the Protection Zone, the Adjusted Index Return would be 0%. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return of 0%. In this example, the Indexed Interest Protection Zone provided downside protection.

Indexed Interest Protection Zone Example 2: Assume that you allocated Contract Value to an Indexed Account with a Crediting Method that includes the Indexed Interest Protection Zone and at the end of the Interest Term, the Index Return is -25%. In this case, to calculate the Adjusted Index Return, we would compare the Indexed Interest Protection Zone of -15% to the Index Return of -25%. Because the Index Return (-25%) exceeds the Protection Zone, the Adjusted Index Return would be -25%, which is 100% of the negative Index Return. As a result, we would credit Indexed Interest to your Base Value at the Adjusted Index Return of -25%. In this example, the Indexed Interest Protection Zone provided no downside protection whatsoever.

The Indexed Interest Protection Zone provides only limited protection from downside risk. If the Index Return is more negative than the Protection Zone, you bear the full amount of that negative Index Return. Unlike the Indexed Interest Buffer, which always provides some level of downside protection, the Indexed Interest Protection Zone, under certain circumstances, provides no downside protection. This means you could lose 100% of any Contract Value allocated to an Indexed Account with a Indexed Interest Protection Zone. Any portion of your Contract Value that is not allocated to an Indexed Account with a Crediting Method that includes the Indexed Interest Protection Zone will not benefit from the downside protection afforded by the Indexed Interest Protection Zone.
RETURN LOCK
If you allocate Contract Value to an Indexed Account for an Interest Term, you may request to exercise the Return Lock feature at any time prior to the third to last Business Day of an Interest Term. You may exercise the Return Lock feature only once during an Interest Term for each Indexed Account. The exercise of the Return Lock feature is irrevocable.

When you exercise the Return Lock feature, your Indexed Account Value for the remainder of the Interest Term will be “locked- in” at the Indexed Account Value (which includes any Indexed Account Charge) calculated at the end of the Business Day that immediately follows the Business Day on which we receive your request. The Indexed Account Value will remain equal to this value for the remainder of the Interest Term but is reduced by the amount of any withdrawals (and any applicable Surrender Charges and/or taxes) taken before the end of the current Interest Term. If you exercise the Return Lock feature, no Indexed Interest is credited at the end of the current Interest Term, regardless of whether the Indexed Interest would have been positive, negative or equal to zero. The Return Lock must be exercised for the full Indexed Account Value.

If you exercise the Return Lock feature based on an Indexed Account Value that is higher than your Base Value at the beginning of the Interest Term, you will realize positive investment return with respect to that Indexed Account for that Interest Term (excluding the impact of any surrender charges or taxes if you take a withdrawal from that Indexed Account). If you exercise the Return Lock feature based on an Indexed Account Value that is lower than your Base Value at the beginning of the Interest Term, you will realize a negative investment return with respect to that Indexed Account for that Interest Term.

See Appendix B for a description of how Interim Values are calculated. You may contact us at our Home Office to obtain your Interim Value for any Indexed Account to which you allocated Contract Value.

Requests to Exercise Return Lock. To exercise the Return Lock feature, you must submit a request to our Home Office. You may authorize someone else to make a request to exercise the Return Lock feature by telephone or Internet, if available, on your behalf. Symetra Life will not be liable for any failure to question or challenge such request as long as there is a valid authorization on record at Symetra Life. If we receive your request on a non-Business Day or after the close of a Business Day, your request will be deemed to be received on the next Business Day. For example, if we receive your Return Lock request on a Monday (assuming it is a Business Day) prior to the close of regular trading on the NYSE, the Indexed Account Value used will be calculated at the close of business on Tuesday (assuming it is a Business Day). If instead we received the request on Monday after the close of regular trading on the NYSE, we will treat this as being received on the next Business Day (Tuesday) and the Indexed Account Value used will be calculated at the close of business on Wednesday (assuming it is a Business Day).

Please note the following important considerations related to the Return Lock feature:

•You may exercise the Return Lock feature only once during an Interest Term for each Indexed Account. Once you exercise the Return Lock feature, it may not be revoked.
•The Return Lock feature must be exercised for the full amount of your Indexed Account Value.
•Even if the Index’s performance has been positive, it is possible that your Interim Value may have decreased at the time your Indexed Account Value gets locked in. Also, if the Index’s performance has been negative, it is possible that your Interim Value may have increased at the time your Indexed Account Value gets locked in.
•Although you may contact our Home Office to obtain your current Indexed Account Value, you will not know the Indexed Account Value used in advance. This is because we use the Indexed Account Value calculated at the end of the Business Day that immediately follows the Business Day on which we receive your request. The Indexed Account Value on the immediately following Business Day may be higher or lower than the Indexed Account Value on the Business Day that we received your request or that you last obtained.
•After you exercise the Return Lock feature for an Indexed Account, your Indexed Account Value will not increase for any reason during the remainder of the Interest Term. You will not be credited Indexed Interest at the end of the Interest Term, regardless of whether the credited interest would have been positive, negative, or equal to zero.
•If you take a withdrawal during the remainder of the Interest Term after you exercise the Return Lock feature, your Indexed Account Value will be reduced.
•We will not provide advice or notify you regarding whether you should exercise the Return Lock feature or the optimal time for doing so. We will not warn you if you exercise the Return Lock feature at a sub-optimal time. We are not responsible for any losses related to your decision whether or not to exercise the Return Lock feature.
•There may not be an optimal time to exercise the Return Lock feature during an Interest Term. It may be better for you if you do not exercise the Return Lock feature during an Interest Term. It is impossible to know with certainty whether or not the Return Lock feature should be exercised. Once the Return Lock feature has been exercised for an Indexed Account, at the end of the current or any subsequent Interest Term Year, any portion of the Indexed Account Value can be transferred to any other available Indexed Account, and begin a new Interest Term. We must receive notice of the transfer by the Transfer Notice Deadline. If you exercise the Return Lock feature and transfer the Indexed Account Value to another Indexed Account, no Indexed Interest will be credited to the Indexed Account from which the transfer was made.
•After you exercise the Return Lock feature, if you instead remain in your current Indexed Account for the remainder of the Interest Term, your “locked-in” Indexed Account Value will not increase for the remainder of that Interest Term, and you will forego any opportunity to invest in a new Indexed Account and earn positive Indexed Interest.
•The earlier in an Interest Term that you exercise the Return Lock, the longer you will forego such opportunity. For example, if you are invested in an Indexed Account with a six year Interest Term, and you exercise the Return Lock feature on the first day of the second year and choose not to transfer for the remainder of the Interest Term, your investment will not increase for five years.

IMPACT OF WITHDRAWALS FROM INDEXED ACCOUNTS
Under the Contract, you are permitted to take full or partial withdrawals at any time during the Accumulation Phase. Withdrawals may be subject to surrender charges and any applicable taxes payable by us and not previously deducted.

In addition, if you withdraw Contract Value allocated to an Indexed Account, the withdrawal will cause a reduction (perhaps significant reduction) to your Base Value. Your Base Value will be immediately reduced in a proportion equal to the reduction in your Indexed Account Value. You should fully understand how a withdrawal from an Indexed account reduces your Base Value, because reductions in your Base Value always result in reductions (perhaps significant reductions) to your Indexed Account Value for the remainder of the Interest Term.

Reductions to your Base Value will negatively impact your Indexed Account Value in three ways.

•First, a reduction in your Base Value may cause your Indexed Account Values for the remainder of the Interest Term to be lower than if you did not take the withdrawal.
•Second, at the end of the Interest Term, assuming that you do not exercise the Return Lock feature, any positive Indexed Interest credited to you will be lower than if you did not take the withdrawal. This is because the Adjusted Index Return is applied to your Base Value in order to calculate your Indexed Interest, and a withdrawal reduces your Base Value.
•Third, while you may still exercise the Return Lock feature after taking a withdrawal, because your Indexed Account Values for the remainder of the Interest Term will likely be lower than if you did not take the withdrawal as explained above, the Indexed Account Values that you are able to lock-in with the Return Lock feature will likely be lower than the Indexed Account Values that would have been possible had you not taken the withdrawal.

TRANSFERS
TRANSFER REQUESTS
At the end of each Interest Term or if the Return Lock feature has been exercised, at the end of the current or any subsequent Interest Term Year, you may elect to transfer your Contract Value between the Fixed Account and any Indexed Account(s) and between Indexed Account(s) and begin a new Interest Term.

Transfers made at the end of the Interest Term will be effective at the end of the Interest Term after any applicable Indexed Interest is credited. Transfers made at the end of an Interest Term Year, which are only available if you exercise the Return Lock feature, will be effective at the end of the Interest Term Year. If we do not receive a transfer request from you by the Transfer Notice Deadline, your allocations will remain the same and no transfers will occur. If an Indexed Account in which you are invested is no longer offered and we do not receive a transfer request, any amount in that Indexed Account will be transferred to the Fixed Account. The Transfer Notice Deadline is:
•For the Fixed Account, two Business Days prior to the end of the Interest Term.
•For an Indexed Account, two Business Days prior to the end of the Interest Term if the Return Lock feature has not been exercised for that Indexed Account.
•If the Return Lock feature has been exercised for that Indexed Account, during that Interest Term, two Business Days prior to the end of any Interest Term Year following the exercise of the Return Lock feature.
The amount of Contract Value allocated to an Indexed Account at the beginning of an Interest Term must be at least $2,000. If any transfer or Indexed Account Charge reduces an Indexed Account Value to less than $2,000, the entire amount remaining in that Indexed Account will be automatically transferred to the Fixed Account. We will reject any transfer request to the extent that it would result in less than $2,000 being allocated under your Contract to the Indexed Account receiving the reallocated Contract Value.

Transfer requests may be submitted in writing to our Home Office and must be signed by the Owner. At our discretion, we may accept transfer requests by telephone or, if available, by Internet.

If we receive your request on a non-Business Day or after the close of a Business Day, your request will be deemed to be received on the next Business Day. In addition, your transfer request will not be deemed to be received until it is in good order. A transfer request will be in good order if it contains all the information necessary to process the transaction.

If we are permitting transfers by telephone, such transfers will be accepted if we have a valid authorization for your Contract on record. You may authorize someone else to make transfers by telephone or Internet, if available, on your behalf. Symetra Life will not be liable for any failure to question or challenge such request for transfer as long as there is a valid authorization on record at Symetra Life. For telephone requests, your request will be deemed to be received on the date that the transfer request is accepted by us over the telephone.

If we are permitting transfers by Internet, such transfers will be accepted if you provide us with certain identification information, such as a password or personal identification information. We will not accept transfer requests sent by e-mail. Transfer requests that you send electronically through the Internet are considered to be received by us at the time and date stated on the electronic acknowledgment that we return to you. If you do not receive an electronic acknowledgment, you should telephone us as soon as possible.

Although we use reasonable procedures, including recording all telephone instructions and requiring certain personal identification information to prevent unauthorized account access, we cannot assure you that telephone or Internet activity will be completely secure or free of delays or malfunctions. If you choose to make transfers by telephone or Internet, you must be willing to assume the risk of loss that may occur despite our reasonable efforts to verify identity. We are not responsible for the negligence or wrongful acts of third parties.
AUTOMATIC TRANSFER FROM AN INDEXED ACCOUNT TO THE FIXED ACCOUNT
We reserve the right to remove Indexed Accounts for future Interest Terms. If you are invested in an Indexed Account during an Interest Term and we decide not to offer that Indexed Account for the next Interest Term, you must submit a timely transfer request to us prior to the end of the Interest Term instructing us how to transfer your Contract Value. If you fail to do so, we will automatically transfer the entire amount of your Contract Value allocated to that Indexed Account to the Fixed Account at the end of the Interest Term. That portion of your Contract Value and any interest earned thereon will remain in the Fixed Account for the duration of the Interest Term unless otherwise withdrawn.
REBALANCING
After each Interest Term, the investment performance of the Indexes may cause the percentage of your Contract Value allocated among the Indexed Accounts and the Fixed Account to change from your original allocations. If all of the Indexed Accounts and the Fixed Account that you initially allocated to have the same Interest Term length, you may elect the rebalancing feature of the Contract. If you make this election, at the end of each Interest Term we will automatically transfer your Contract Value according to your original allocation percentages or any other predetermined allocation percentages provided by you.

Rebalancing will continue at the end of each Interest Term until you instruct us to stop or you allocate funds to an Indexed Account that you did not allocated to when you purchased your Contract. If you would like to stop using rebalancing, we must receive a request (either a new transfer request, or a request to terminate rebalancing) at least two Business Days prior to the end of the Interest Term. Once stopped, rebalancing cannot be re-elected.

In addition, if you elect rebalancing, your rebalancing instructions will be automatically terminated in three circumstances. First, your rebalancing instructions will be terminated if your instructions would require us to allocate less than $2,000 to an Indexed Account. Second, your rebalancing instructions will be terminated if an Indexed Account to which your Contract Value would be allocated is no longer available. Third, your rebalancing instructions will be terminated if the accounts you are allocated to no longer have the same Interest Term length. If your rebalancing instructions are automatically terminated, you may re-elect rebalancing, if you meet all requirements, by submitting new instructions to our Home Office.

ACCESS TO YOUR MONEY DURING THE ACCUMULATION PHASE
TYPES OF WITHDRAWALS
The money under your Contract may be accessed in the following ways during the Accumulation Phase:

•by taking partial withdrawals (including repetitive withdrawals, a form of systematic partial withdrawals); and
•by taking a full withdrawal (i.e., surrendering your Contract).

Your Contract Value and Base Value will decline whenever you take partial withdrawals. If you take a partial withdrawal and, immediately after the withdrawal, your Contract Value would be less than $2,000, we will instead pay you the Cash Surrender Value and terminate your Contract. If you take a full withdrawal, we will pay you the Cash Surrender Value and terminate your Contract. You may not take withdrawals greater than your Cash Surrender Value.

Partial withdrawals and full withdrawals may be subject to surrender charges. See the section titled “Surrender Charge” for more information about surrender charges. Repetitive withdrawals that are based on life expectancy are not subject to surrender charges. In addition, eligible withdrawals under the nursing home waiver or the terminal illness waiver are not subject to surrender charges.

All withdrawals are subject to any applicable taxes payable by us and not previously deducted. Withdrawals are not possible during the Income Phase.
PARTIAL WITHDRAWALS
During the Accumulation Phase, you can make partial withdrawals from your Contract Value at any time by sending a signed request to our Home Office. The withdrawal request must be accompanied with all the information we need to process it.

Unless you tell us otherwise, partial withdrawals will be taken proportionately from the Fixed Account and Indexed Accounts based on how your Contract Value is allocated by percentage. Partial withdrawals must be at least $500. If your Contract Value is less than $500, you may only surrender the Contract for the Cash Surrender Value.

As part of your withdrawal request, you may indicate the Business Day on which you would like to take the withdrawal, including if you would like to take the withdrawal at the end of the current Interest Term. If you indicate the Business Day on which your withdrawal should be taken, we must receive your withdrawal request in good order no later than the close of the Business Day on which you wish to take the withdrawal. If you do not indicate the Business Day on which to take the withdrawal, your withdrawal will be taken on the Business Day that we receive your request. If we receive your request in good order on a non- Business Day or after the close of a Business Day, it will be deemed to be received on the next Business Day.

Partial withdrawals taken from an Indexed Account may negatively impact (perhaps significantly) your Indexed Account Value for the remainder of the Interest Term. See the section titled “Impact of Withdrawals from Indexed Accounts.” Partial withdrawals from an Indexed Account may also negatively impact (perhaps significantly) the Indexed Account Values that you may lock-in with the Return Lock feature. See the section titled “Return Lock.”
FULL WITHDRAWALS
You can take a full withdrawal (i.e., surrender your Contract for its Cash Surrender Value) at any time during the Accumulation Phase by sending a signed request to our Home Office in good order. A surrender request will be in good order if it contains all the information necessary to process the transaction. All benefits under the Contract will be terminated as of the Business Day that we receive your surrender request. The Cash Surrender Value will be as of the Business Day that we process the transaction. We will pay you the Cash Surrender Value within seven calendar days thereof.

As part of your withdrawal request, you may indicate the Business Day on which you would like to take the withdrawal, including if you would like to take the withdrawal at the end of the current Interest Term. If you indicate the Business Day on which your withdrawal should be taken, we must receive your withdrawal request in good order no later than the close of the Business Day on which you wish to take the withdrawal. If you do not indicate the Business Day on which to take the withdrawal, your withdrawal will be taken on the Business Day that we receive your request. If we receive your request in good order on a non- Business Day or after the close of a Business Day, it will be deemed to be received on the next Business Day.
REPETITIVE WITHDRAWALS (A FORM OF SYSTEMATIC PARTIAL WITHDRAWALS)
Repetitive withdrawals allow you to automatically withdraw payments of a pre-determined dollar amount or a fixed percentage of Contract Value on a monthly, quarterly, semi-annual or annual basis. The minimum amount for each repetitive withdrawal is $500. You may request repetitive withdrawals by completing the appropriate form and sending it to our Home Office. Repetitive withdrawals may be used to avoid tax penalties for premature withdrawals or to satisfy minimum distribution requirements of qualified Contracts. To do this they must be set up as a series of substantially equal withdrawals made at least annually and based on:

•your life expectancy; or
•the joint life expectancy of you and your Beneficiary.

Repetitive withdrawals based on life expectancy are intended to deplete your Contract Value over the life expectancy through withdrawals that are substantially equal (as outlined in IRS guidance). To begin repetitive withdrawals based on life expectancy, you must verify your age in order for us to calculate the monthly, quarterly, semi-annual or annual withdrawal amount. We calculate the amount of a repetitive withdrawal based on life expectancy by dividing the Contract Value by the life expectancy of the Owner as determined by using the IRS single-life life expectancy table or for IRA required minimum distributions, the appropriate IRS table. If repetitive withdrawals are based on joint-life life expectancy, we divide the Contract Value by the joint- life expectancy of the Owner and the Beneficiary by using the IRS joint-life life expectancy table or for IRA required minimum distributions, the appropriate IRS table.
Example: Assume that the Contract Value is equal to $100,000 and the Owner requests repetitive withdrawals based on life expectancy and is age 55. Based on the IRS single-life table, the life expectancy of an Owner age 55 is 29.6 years. The first repetitive withdrawal amount is equal to $100,000 divided by 29.6 which equals an annual payment of $3,378.38.
Assume that in one year, when the Owner is age 56, the Contract Value is equal to $101,453. The life expectancy of the Owner is 28.7 years. The repetitive withdrawal amount is equal to $101,453 divided by 28.7 which equals an annual payment of $3,534.95.
Repetitive withdrawals that are based on life expectancy may allow you to avoid the early withdrawal tax penalty of 10% that you would otherwise pay for taking withdrawals prior to age 59½. If you take additional withdrawals or otherwise modify or stop these repetitive withdrawals, a surrender charge may apply and there may be tax consequences and penalties. You should talk to your tax professional for more information on taking repetitive withdrawals to avoid the 10% tax penalty. If you make repetitive withdrawals that are not based on life expectancy, the same restrictions, income taxes, and tax penalties that apply to random withdrawals may also apply to repetitive withdrawals. Repetitive withdrawals that are not based on life expectancy are subject to surrender charges.

If you receive a repetitive withdrawal prior to the end of an Interest Term, like any other partial withdrawal prior to the end of an Interest Term, the repetitive withdrawal will cause a reduction (perhaps significant reduction) to your Base Value. Reductions to your Base Value will negatively impact your Indexed Account Value for the remainder of the Interest Term and may result in a lower amount of Indexed Interest being credited, if any, at the end of the Interest Term. It is possible to elect repetitive withdrawals that coincide with the ends of your Interest Terms so that such withdrawals do not negatively impact your Base Values. In addition, while repetitive withdrawals based on life expectancy are not subject to surrender charges, repetitive withdrawals that are not based on life expectancy may be subject to surrender charges. You should carefully consider how taking repetitive withdrawals can negatively impact your investment in the Contract. See the sections titled “Base Value Risk,” “Impact of Withdrawals from Indexed Accounts,” and “Surrender Charge” for more information.

You should consult your tax and financial advisors prior to taking, modifying, or stopping repetitive withdrawals.

SURRENDER CHARGE
You may take partial withdrawals or surrender your Contract (i.e., take a full withdrawal) at any time during the Accumulation Phase. A surrender charge may be imposed when you take a partial or full withdrawal during the first six Contract Years. After the sixth Contract Year, there are no surrender charges under the Contract.

If a surrender charge applies to a withdrawal, the charge will be a percentage of the amount withdrawn in excess of your free withdrawal amount. See “Free Withdrawal Amount” below. If you take a partial withdrawal, we will deduct the surrender charge from the amount withdrawn unless you tell us to deduct the surrender charge from your remaining Contract Value. If your remaining Contract Value is not sufficient to pay the surrender charge, we will deduct the surrender charge from the amount withdrawn. If you take a full withdrawal, the surrender charge is calculated as part of your Cash Surrender Value.

The applicable surrender charge percentage will depend on the Contract Year during which the withdrawal is taken. The schedule below sets forth the surrender charge percentages under the Contract. The surrender charge schedule starts at 9% and declines until the seventh Contract Year when it reaches 0%.

Contract Year	1	2	3	4	5	6	7+
Surrender Charge (as a percentage of the amount withdrawn in excess of the free withdrawal amount)	9%	8%	7%	6%	5%	4%	0%

All withdrawals during the first six Contract Years are subject to surrender charges, except:

•withdrawals during a Contract Year that, in the aggregate, do not exceed the free withdrawal amount;
•repetitive withdrawals based on life expectancy;
•eligible nursing home withdrawals; and
•eligible terminal illness withdrawals.

If you request a withdrawal from an Indexed Account with an Indexed Account Charge during the Surrender Charge period that qualifies for a waiver of Surrender Charges this waiver does not extend to the Indexed Account Charge. The Indexed Account Charge is not waived. See the section titled, “Indexed Account Charge,” below.

Annuity payments and death benefits under the Contract are not subject to surrender charges.

Surrender charges are intended to compensate us for expenses incurred in connection with the promotion, sale, and distribution of the Contracts. We intend to use revenue generated from surrender charges for any legitimate corporate purpose.

FREE WITHDRAWAL AMOUNT
After the Allocation Date and before the end of the sixth Contract Year you may take withdrawals during each Interest Term Year up to the free withdrawal amount without the imposition of surrender charges. Any aggregate withdrawals in excess of your free withdrawal amount may be subject to surrender charges. After the sixth Contract Year, no surrender charge applies under the Contract.

We determine your free withdrawal amount at the beginning of each Interest Term Year. Your free withdrawal amount at the beginning of an Interest Term Year will be equal (in dollars) to the greater of:

a.The free withdrawal percentage of 15% of the Contract Value as of the beginning of the current Interest Term Year. If you take more than one withdrawal in an Interest Term Year, the previous withdrawals during the Interest Term Year are taken into account to determine whether more than the free withdrawal percentage has been withdrawn in that Interest Term Year; or
b.The accumulated interest earned in the Contract (net of any Indexed Account Charges) less any accumulated interest withdrawn previously as of the beginning of the current Interest Term Year.

Example of the Surrender Charge and the Free Withdrawal Amount
The example below illustrates how the surrender charge and the free withdrawal amount apply to the Contract.

Assume:
•You purchase the Contract with a Purchase Payment of $99,990. Prior to the Allocation Date, you earned $10 in interest through the Fixed Holding Account.
•On the Allocation Date, you allocated $100,000 (representing 100% of your Contract Value) to a an Indexed Account with an Interest Term of one year and no Indexed Account Charge.
•You did not make any withdrawals from your Contract during your initial Interest Term.
•You did not exercise the Return Lock feature during your initial Interest Term.
•At the end of the Initial Interest Term, you earned 8% in positive Indexed Interest, increasing your Contract Value to $108,000.
•You did not transfer your Contract Value at the end of the initial Interest Term.
•During your second Contract Year and your second Interest Term, you take a partial withdrawal of $20,000 that is subject to a surrender charge.
•You instruct us to deduct the surrender charge from your remaining Contract Value rather than the amount withdrawn.

Then, assuming no additional facts:
•The applicable surrender charge is 8% (the surrender charge percentage for the second Contract Year).
•Your free withdrawal amount, calculated at the beginning of the second Interest Term, is $16,200 (the greater of 15% of your Contract Value ($108,000 x 0.15 = $16,200) or the accumulated interest earned in the Contract less any accumulated interest withdrawn previously as of the beginning of the current Interest Term Year ($8,010))
•The portion of the partial withdrawal subject to a surrender charge is $3,800. ($20,000 - $16,200 = $3,800)
•The surrender charge equals $304. ($3,800 x 0.08 = $304)
•Your Contract Value after the partial withdrawal and the surrender charge is $87,696. ($108,000 - ($20,000 + $304) = $87,696)
NURSING HOME WAIVER
If approved in your state, there is no surrender charge on withdrawals you make while you are confined in a nursing home or a hospital for a period of at least 30 consecutive days or within 90 days of your release thereafter. If you were confined to a nursing home or hospital on the Contract Date, you are not eligible to rely on this waiver of surrender charges until after the first Contract Year. The 30-day requirement may be satisfied by confinement in a combination of eligible hospitals or eligible nursing homes. Separate periods of confinement, for the same or a related condition, with start dates that are no more than 30 days apart will be considered the same confinement. A new 30 consecutive day period will be applied for a confinement due to a new or non-related cause or to a confinement occurring more than 30 days from the most recent confinement for the same or related condition.

For you to rely on this waiver while you are confined, we may require proof of your confinement in an eligible nursing home or hospital, that your confinement has continued for 30 or more consecutive days, and that your confinement began after your Contract Date. For you to rely on this waiver after your release, we may require proof that you were confined to an eligible nursing home or hospital for at least 30 consecutive days, that your confinement began after your Contract Date, and that you were released within 90 days of your withdrawal request. Proof of confinement and release may include a billing statement from the eligible nursing home or hospital showing the dates of confinement and services rendered or a certification of confinement by an eligible attending physician of the Owner.

An eligible hospital includes any lawfully operated institution that is licensed as a hospital by the Joint Commission on Accreditation of Healthcare Organizations, or any lawfully operated institution that provides in-patient treatment under the direction of a staff of physicians and has 24-hour per day nursing services. An eligible nursing home is any facility licensed by the state that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves. An eligible attending physician is any health care practitioner licensed, board certified or board eligible, who is qualified to practice in the area of medicine or in a specialty appropriate to treat the Owner’s condition or disease. It does not include the Owner or a member of the Owner’s family.

If the Contract is owned by a non-natural person, the confinement of the Annuitant in an eligible healthcare facility will be treated as confinement of the Owner for purposes of relying on this waiver.
TERMINAL ILLNESS WAIVER
If approved in your state, there is no surrender charge on withdrawals that you make while you are terminally ill and not expected to live more than 12 months. For you to rely on this waiver, we must receive an eligible attending physician’s certification regarding your illness and life expectancy and stating that your illness was diagnosed after your Contract Date. Only an original Owner continuously listed since the Contract Date, or a spousal Beneficiary who continued the Contract, may rely on this waiver. If the Contract is owned by a non-natural person, the Annuitant will be treated as the Owner for purposes of determining eligibility.

An eligible attending physician is any health care practitioner licensed, board certified or board eligible, who is qualified to practice in the area of medicine or in a specialty appropriate to treat the Owner’s condition or disease. It does not include the Owner or a member of the Owner’s family.

Denial of Waiver Claims
If we do not waive Surrender Charges for a nursing home confinement or a terminal illness, we will notify you of the denial, and will not process the withdrawal until we have received confirmation from you to proceed with the withdrawal.

INDEXED ACCOUNT CHARGE
Certain Indexed Accounts in your Contract have an Indexed Account Char. If an Indexed Account has such a charge it is reflected in the name of the Indexed Account. Not all Indexed Accounts have an Indexed Account Charge. Electing to allocate funds to an Indexed Account with an Indexed Account Charge offers the potential of increased Indexed Interest from a higher Indexed Interest Cap or a higher Indexed Interest Participation Rate for the Interest Term.

The Indexed Account Charge is an amount deducted from the Indexed Account for each Interest Term. The Indexed Account Charge rate will not change during the life of your Contract. The Indexed Account Charge rate is 1%. We calculate the amount of the Indexed Account Charge at the beginning of each Interest Term, The amount of the charge is equal to the Base Value of the Indexed Account multiplied by the Indexed Account Charge rate and further multiplied by the number of years in the Interest Term. For example, if the Indexed Account Base Value on the first day of the Interest Term is $10,000 and the length of the Interest Term is two years the Indexed Account Charge equals $200. This is arrived at by multiplying the Base Value of $10,000 by the charge rate of 1% and further multiplying by 2, the number of years in the Interest Term.

The Indexed Account Charge is calculated at the beginning of each Interest Term and deducted from the Indexed Account at the end of the Interest Term. During the Interest Term, other than on the first day, the amount of the Indexed Account Charge is subtracted from the Interim Value to arrive at the Indexed Account Value. It is important to understand that while the amount of the charge is subtracted from the Indexed Account’s Interim Value daily the amount of the Indexed Account Charge is not deducted from the Indexed Account until the last day of the Interest Term after Indexed Interest, if any, is credited.

If you make a full withdrawal from an Indexed Account with an Indexed Account Charge during the Interest Term, the amount of the charge is deducted at the time of the withdrawal. The amount of the charge deducted is the amount of the charge for the full Interest Term. The charge amount is not pro-rated for a portion of the Interest Term. You assume the risk that if you withdrawal the full amount in an Indexed Account with an Indexed Account Charge during the Interest Term, you will not earn any Indexed Interest but will incur the charge for the full Interest Term.

If you make a partial withdrawal from an Indexed Account with an Indexed Account Charge during the Interest Term, the amount of the Indexed Account Charge is adjusted proportionally by the percentage that the partial withdrawal reduced the Indexed Account Value. This reduced Indexed Account Charge amount is deducted from the Indexed Account on the last day of the Interest Term after Indexed Interest, if any, is credited.

If you exercise the Return Lock feature for an Indexed Account with an Indexed Account Charge, the Indexed Account Charge amount is included in the Indexed Account Value that is locked in and therefore no Indexed Account Charge will be deducted from the Indexed Account at the end of the current Interest Term.

You may request a withdrawal from an Indexed Account with an Indexed Account Charge during the Surrender Charge period that qualifies for a waiver of Surrender Charges. If this withdrawal will not be assessed a Surrender Charge this waiver does not extend to the Indexed Account Charge. The Indexed Account Charge is assessed in the same way as explained above for either a full or partial withdrawal. See the section titled, “Surrender Charge” above for a detailed explanation on the waiver of Surrender Charges.

If funds are allocated to an Indexed Account with an Indexed Account Charge but Indexed Interest for a given Interest Term does not exceed the amount which would have be credited without the higher Indexed Interest Cap or higher Indexed Interest Participation Rate, the Indexed Account Charge is not refunded. The Indexed Account Charge is not refunded if the Indexed Interest is negative for the Indexed Account for a given Interest Term. This means: (i) You bear the risk that amounts you have allocated to Indexed Accounts with a charge will never be credited with a greater amount of positive Indexed Interest than a similar Indexed Account without a charge; and (ii) You assume the risk that funds allocated to an Indexed Account with an Indexed Account Charge will not be refunded regardless of the amount of Indexed Interest, positive or negative, credited to the Indexed Account.

We do not refund any fees regardless of the amount of Indexed Interest, positive or negative, credited to the Indexed Account.

See the section titled, “Risk of Loss Related to Fees and Surrender Charges.”

ANNUITY PAYMENTS

INCOME PHASE
If your Contract enters the Income Phase, we will make annuity payments to the Payee(s) based on the annuity option that you select. Each annuity option is based on the life of at least one Annuitant. The value of the annuity payments that we make will depends in part on your Contract Value on the Annuity Date.

As of the Annuity Date, the only payments that we will make under the Contract are annuity payments (or a lump sum payment). It will not be possible to take withdrawals and the death benefit will not be payable upon death. Once your Contract enters the Income Phase, you cannot switch back to the Accumulation Phase.

You may elect to begin the Income Phase at any time after your second Contract Year begins. To start the Income Phase, you must notify us in writing at our Home Office at least 30 days prior to the date that Annuity Payments are to begin.
The Annuity Date will be the date that we receive your written notice to commence Annuity Payments. The latest possible Annuity Date is the day before an Annuitant’s (or oldest Annuitant’s) 96th birthday, or earlier if required by law or the terms of a retirement plan for a qualified Contract. If the Income Phase has not begun by that time, it will begin automatically. We will send notice to you prior to the scheduled Annuity Date and request that you verify all the information that we currently have on file.

You name the Annuitant(s) in your Contract application and name the Payee(s) when you elect to begin the Income Phase. You may change a Payee or an Annuitant at any time prior to the Annuity Date by submitting a written request to our Home Office. You may elect and change the annuity option at any time prior to the Annuity Date by submitting an election form to our Home Office. The election form may be obtained through a written request, by phone, or by downloading the form from our website. After the Annuity Date, no such changes will be permitted.

If you transfer the right to receive annuity payments to someone else, there may be gift and income tax consequences. If premium taxes are required by state law, these taxes will be deducted from your Contract Value before the annuity payments are calculated.
ANNUITY PAYMENTS
You may choose one of the annuity options listed below or any other option you want and that we agree to provide. Each annuity option listed below is a life annuity option. This means that the number of annuity payments a Payee receives depends, at least in part, on how long an Annuitant lives. For Contracts with two Annuitants, only the joint-life annuity options may be elected from the list below.

We use the Annuity Reserve 2012 mortality table with mortality improvement scale G2, with age setback of five years to determine the amount of your annuity payments under all life annuity options. The table factors in an assumed effective interest rate of 1.00%. The amount of each annuity payment depends on many factors including the guarantees, if any, under the annuity option you choose, the frequency of annuity payments, the Annuitant’s age at the time you switch to the Income Phase, and, under some Contracts, the Annuitant’s sex.

The available annuity options are as follows:

Life Annuity. The Payee receives annuity payments as long as the Annuitant is living. Annuity payments stop when the Annuitant dies. There is no minimum number of payments with this option.

Life Annuity with Guaranteed Period. The Payee receives annuity payments for the longer of the Annuitant’s life or a guaranteed period of five or more years as selected by you and agreed to by us. The amount of the annuity payments may be affected by the length of the guaranteed period you select. A shorter guaranteed period will result in higher annuity payments during the Annuitant’s life and fewer or no remaining guaranteed payments to the Payee. A longer guaranteed period will result in lower annuity payments. If the Annuitant dies before the guaranteed payments have been made, the remaining payments will be made to the Payee. Annuity payments stop on the later of the date the Annuitant dies or the date the last guaranteed payment is made.

Joint and Survivor Life Annuity. The Payee receives annuity payments as long as either Annuitant is living. After either Annuitant dies, the Payee receives a specified percentage of each annuity payment as long as the other Annuitant is living. You name the joint Annuitant, Payee and payment percentages at the time you elect this option and they cannot be changed once the Income Phase begins. Choosing lower percentages to be paid after the death of either Annuitant results in higher payments while both Annuitants are living. Annuity payments stop the later of the date the Annuitant dies or the date the joint Annuitant dies.

Joint and Survivor Life Annuity with Guaranteed Period. The Payee receives annuity payments for the longer of the Annuitant’s life, the joint Annuitant’s life or a guaranteed period of five or more years, as selected by you and agreed to by us. The full benefit amount will continue to be paid to the Payee until the later of the first death of either the Annuitant or joint Annuitant and the end of the guaranteed period. If only one Annuitant is alive when the guaranteed period ends, a percentage of the payment amount will continue to be paid to the Payee. You name the joint Annuitant, Payee and payment percentages at the time you elect this option. The joint Annuitant and payment percentages cannot be changed once the Income Phase begins. Choosing lower percentages to be paid after the death of either Annuitant results in higher payments while both Annuitants are living. Annuity payments stop on the later of the date the Annuitant dies, the joint Annuitant dies or the date the last guaranteed payment is made.

If you do not choose an annuity option at least 30 days before the latest possible Annuity Date, we will make annuity payments under the Life Annuity with Guaranteed Period annuity option, using a guaranteed period of 10 years unless a shorter period is otherwise required by law.

You may choose to have annuity payments made on a monthly, quarterly, semi-annual or annual basis. If state law allows, we may choose to distribute your Contract Value in a lump sum if it is equal to or less than $2,000 or monthly annuity payments would be less than $20. We also reserve the right to change the payment frequency if payment amounts would be less than
$250. You may elect to have payments delivered by mail or electronically transferred to a bank account.

Proof of Age or Sex. We may require proof of age or sex before beginning annuity payments under any annuity option based on life or life expectancy. If the age or sex of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will credit interest on underpayments but will not charge interest on overpayments. We may require evidence satisfactory to us that an Annuitant is living before we make any payment.

DEATH BENEFIT
If you die during the Accumulation Phase, the Contract provides for a death benefit equal to the greater of:

a.Your Contract Value; or
b.Your Purchase Payment reduced proportionately by the percentage reduction in the Indexed Account Values and the Fixed Account Value for each partial withdrawal, including the impact of any surrender charge deduction.

If we permit the Contract to be assigned, or you designate someone else as Owner, the death benefit will be adjusted to equal the Contract Value as of the date of assignment or ownership change. If the death of the original Owner precedes the death of the new Owner and the Purchase Payment exceeds the Contract Value as of the date we receive proof of the original Owner’s death, the difference between the Purchase Payment and the Contract Value will be added to the Fixed Account on this date.

The death benefit will not be payable once the Income Phase begins under any circumstances. It will terminate on the Annuity Date without value. This means the death benefit will terminate without value when the Contract is annuitized. Also, even if you do not actively annuitize the Contract, when the Annuitant reaches the maximum annuitization age, the death benefit will terminate without value.

Death of Annuitant. If the Annuitant is not an Owner and the Annuitant dies before the Annuity Date, you must designate a new Annuitant. If no designation is made within 30 days after we are notified of the Annuitant’s death, the Owner (or oldest joint Owner) named in the application will become the Annuitant.

If this Contract is owned by a non-natural person (e.g., a corporation or a trust), the death of the Annuitant will be treated as the death of an Owner for purposes of the death benefit.
DUE PROOF OF DEATH
The amount of the death benefit is subject to fluctuation until we receive due proof of death. Most importantly, if the Contract is invested in at least one Indexed Account at the time that a death benefit becomes payable, the amount of the death benefit may decrease in value until we receive due proof of death. Thus, eligible recipients of the death benefit should notify us of an Owner’s death and provide us due proof of death as promptly as possible to limit the risk of a decline in the death benefit.

We will determine the amount of the death benefit upon receipt at our Home Office of due proof of death, which includes the following information:

•Proof of death acceptable to us, such as a certified copy of a death certificate;
•Written payment directions from at least one eligible recipient of the death benefit; and
•Any other documents, forms or information we may require.

The amount of the death benefit will include any interest required by state law.
TO WHOM THE DEATH BENEFIT IS PAID
Upon the death of a natural Owner during the Accumulation Phase, the death benefit is payable to the following:

•Surviving Owner; or if none, then
•Surviving primary Beneficiaries; or if none, then
•Surviving contingent Beneficiaries; or if none, then
•Estate of the last Owner to die.

For a Contract owned by a non-natural Owner, upon the death of the Annuitant during the Accumulation Phase, the death benefit is payable to the following:

•Surviving primary Beneficiaries; or if none, then
•Surviving contingent Beneficiaries; or if none, then
•The non-natural Owner.

If a person entitled to receive the death benefit dies before the death benefit is distributed, we will pay the death benefit to that person’s named beneficiary or, if none, to that person’s estate.
PAYMENT OPTIONS
Under a non-qualified Contract, the death benefit must be paid as:

a.A lump sum payment or series of withdrawals that are completed within five years from the date of death (ten years for qualified Contracts); or
b.Payments made over the Beneficiary’s life or life expectancy; or
c.Annuity Payments made over a person’s life or life expectancy. The life expectancy election must be made within 60 days from our receipt of proof of death. Annuity Payments must begin within one year from the date of death. Once Annuity Payments begin, they cannot be changed.

Life and life expectancy payouts of death benefits may not satisfy required minimum distribution rules under qualified Contracts. See the section titled “Taxes” for more information. If the death benefit is payable to the Owner’s estate, we will make a lump sum payment. Different death benefit elections may be available to certain Beneficiaries.

We will determine the value of the death benefit as of the Business Day on which we receive the Beneficiary’s election and all information we need to process the claim. If your Beneficiary chooses to make a series of withdrawals over time as provided in option (a) above, then the allocation of Contract Value among the Indexed Accounts and the Fixed Account will not change (unless an Indexed Account becomes unavailable, in which case Contract Value allocated to that Indexed Account will be automatically transferred to the Fixed Account). To the extent the Contract Value is allocated to an Indexed Account, the Beneficiary will be subject to the risk that the Contract Value will decrease in value.

SPOUSAL CONTINUATION
In limited circumstances, when the Owner dies, if the spouse of the deceased Owner is entitled to receive a death benefit, the spouse may have the option to continue the Contract instead. Under federal tax law, the spouse’s option to continue the Contract is contingent upon whether the deceased Owner and the spouse were legally married under applicable state law. A partner under a civil union, same sex partnership, or domestic partnership does not have the same rights to continue the Contract due to limitations under federal tax law. See the section titled “Taxes” for more information.

If the spouse chooses to continue the Contract, any remaining Surrender Charge Period will be waived. If the spouse chooses to continue the Contract and if the Death Benefit exceeds the Contract Value, we will adjust the Contract Value to equal the Death Benefit as of the date we receive proof of death. Only one spousal continuation is permitted per Contract.

DEATH DURING THE INCOME PHASE
If an Owner dies during the Income Phase, then any amounts paid after the Owner’s death will depend on which annuity option was selected. If an Owner dies while annuity payments are being paid, we will pay the remaining annuity payments, if any, in accordance with that option.
If the Annuitant is not an Owner and dies after the Annuity Date, then we will continue paying any remaining annuity payments to the Payee designated by the Owner. The remaining annuity payments will be distributed at least as rapidly as under the annuity option then in effect. See the section titled “Annuity Payments” for more information.

TAXES
[To be completed by Pre-Effective Amendment]

OTHER INFORMATION

GENERAL ACCOUNT
The General Account is made up of all of Symetra Life’s assets, including the Fixed Holding Account, the Fixed Account and Separate Account RINA. It does not include Separate Account RITX or any other Symetra Life separate accounts. Symetra Life exercises sole discretion over the investment of General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. The General Account invests its assets in accordance with state insurance law. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.
UNREGISTERED SEPARATE ACCOUNT
Except for Contracts issued in certain states, we place all assets that you allocate to the Indexed Accounts in Symetra Separate Account RINA. We have exclusive and absolute ownership and control of the assets of the Separate Account. You do not share in the investment performance of assets allocated to Symetra Separate Account RINA. Symetra Separate Account RINA is not registered under the Investment Company Act of 1940, as amended. It is non-unitized, non-insulated and was established under the laws of Iowa solely for the purpose of supporting our obligations under the Contract. Like our General Account, all of the assets of Symetra Separate Account RINA are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business.

For Contracts issued in Texas, Alaska, and Washington, we place all assets that you allocate to the Indexed Accounts in Symetra Separate Account RITX, an unregistered, non-unitized, insulated separate account. Symetra Separate Account RITX is structured differently than Symetra Separate Account RINA and is only available for persons purchasing a Contract in certain states. Unlike Symetra Separate Account RINA, the assets in Symetra Separate Account RITX equal to the reserves and other contract liabilities (but not exceeding Purchase Payments allocated to the account and earnings thereon) are insulated from the claims of our creditors. Separate Account RITX was established under Iowa law and is not registered under the Investment Company Act of 1940, as amended.
CHANGES TO THE SEPARATE ACCOUNT
Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the Separate Account. We will not make any such changes without receiving any necessary approval of any applicable state insurance department. We will notify you of any changes in writing. These changes include, among others, the right to:

1.Manage the Separate Account under the direction of a committee at any time;
2.Make any changes required by applicable law or regulation; and
3.Modify the provisions of the Contract to reflect changes to the Indexed Accounts and the Separate Account and to comply with applicable law.

Some, but not all, of these future changes may be the result of changes in applicable laws or interpretations of law. We reserve the right to make other structural and operational changes affecting the Separate Account.
SUSPENSION OF PAYMENTS, RETURN LOCK REQUESTS, OR TRANSFERS
We may be required to suspend or delay the payment of death benefits and withdrawals, the calculation of annuity payments, Return Lock requests, and transfers when we cannot calculate an Indexed Account Value under any of the following circumstances:

•the New York Stock Exchange is closed (other than customary weekend and holiday closings);
•the closing value of an Index is not published;
•trading on the New York Stock Exchange is restricted;
•the calculation of the Interim Value is not reasonably practical due to an emergency; or

•during any other period when a regulator, by order, so permits.

If a value for an Index cannot be obtained on any day due to any of these circumstances, we will use the value of the Index as of the next Business Day that the value is available. If the beginning day of an Interest Term falls on a Business Day for which we cannot obtain a value for an Index, the beginning day of the Interest Term will not change.
DISTRIBUTION
The Contracts are distributed by Symetra Securities, Inc. (“SSI”).  SSI is an affiliate of Symetra Life and is located at 777 108th Avenue NE, Suite 1200, Bellevue, Washington 98004. It is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). No amounts are retained by SSI for acting as principal underwriter for the Separate Account, but its expenses are covered by Symetra. SSI will use its best efforts to perform its distribution services, but is not required to sell any number or dollar amount of Contracts. We may stop offering the Contracts at any time.

The Contracts are sold by broker-dealers who have a current sales agreement with SSI and Symetra Life, through individuals who, in addition to being licensed to sell annuity contracts, are also registered representatives of the broker-dealers.
We generally pay the broker-dealers who sell our Contracts on a commission basis. The commissions are calculated as a percentage of Purchase Payments invested in the Contract. A broker-dealer can elect to receive commissions at a lower rate on Purchase Payments when paid but then receive a periodic asset-based commission (based on average Contract Value) beginning after the first Contract Year and continuing for so long as the Contract remains in effect. The amount and timing of the commission payments will differ depending on the agreement between us and the broker-dealer and the broker-dealer’s election, but the commission is not expected to be more than 6.5% of Purchase Payments, and the periodic asset-based commission is not expected to be more than 1.00% annually of the average Contract Value. We also pay a commission to your broker-dealer if after you purchase your Contract you choose to receive your Contract Value in the form of an annuity option. We pay a commission of up to 1.25% of the Contract Value applied to purchase a fixed annuitization option. Broker-dealers typically share a portion of the commissions they receive with their registered representatives who solicited sales of the Contracts, depending on the agreement between the broker-dealer and the registered representative. If you would like information about what your registered representative and his or her broker-dealer received in connection with your Contract, please ask your registered representative.
We also pay allowances, bonuses and other incentives to some broker-dealers and/or other distributors of the Contracts. A bonus dependent upon persistency is one type of bonus that we may pay. These additional incentives or payments are calculated in different ways and are not offered to all broker-dealer firms. These payments can be based on sales volumes or other sales-related criteria. Other payments can be for other services that do not directly involve the sale of the Contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services. We also provide non-cash compensation to broker-dealers and their registered representatives, including providing (or covering costs associated with) conferences, seminars and other marketing events and expenses, and items of small value, such as promotional gifts, meals or tickets to sporting or entertainment events.
The compensation paid to your broker-dealer and registered representative (including any allowances, bonuses, non-cash compensation and other incentive payments) could create an incentive for your registered representative, and the broker-dealer with which they are associated, to recommend the Contract because they will receive more compensation for the Contract than for other investments they could recommend.
Symetra Life and SSI also contract with firms to act as wholesalers for us and assist us in marketing our contracts to broker-dealers and their registered representatives. Some wholesalers are also called “independent marketing organizations” and provide training, marketing and other sales-related functions for us. Some wholesalers also provide administrative services to us in connection with the Contracts. Wholesalers are typically paid commissions and overrides on Contract sales.
AMENDMENTS TO THE CONTRACT
We reserve the right to amend the Contract to meet the requirements of applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers.
ACCOUNT STATEMENTS
At least once each calendar year during the Accumulation Phase, we will send you an annual statement that will show your Contract Value, any transactions made to your Contract during the year, any surrender charge deductions, any Indexed Account Charge deductions, the amount of the death benefit, and any Indexed Interest credited to your Indexed Accounts. Each statement will show information as of a date not more than four months prior to the mailing date. On request, we will send you a current statement with the information described above.
CERTAIN TRANSACTIONS
Certain transactions may be permitted by telephone and electronically on the Internet and may require that we have properly signed authorization for your Contract on record. In addition, you may authorize someone else to make transactions by telephone, and if available on the Internet, on your behalf. Symetra Life will not be liable for any failure to question or challenge such requests as long as there is a valid signed authorization on record at Symetra Life. Transactions submitted by Internet will require certain identification information, such as a password or personal identification information.

Although we use reasonable procedures, including recording all telephone instructions and requiring certain personal identification information to prevent unauthorized account access, we cannot assure you that telephone or Internet activity will be completely secure or free of delays or malfunctions. If you choose to make transactions by telephone or Internet, you must be willing to assume the risk of loss that may occur despite our reasonable efforts to verify identity. We are not responsible for the negligence or wrongful acts of third parties.
LEGAL PROCEEDINGS
We are regularly a party to litigation, arbitration proceedings and governmental examinations in the ordinary course of our business. While we cannot predict the outcome of any pending or future litigation or examination, we do not believe that any pending matter, individually or in the aggregate, will have a material adverse effect on our business.

INFORMATION ON SYMETRA LIFE INSURANCE COMPANY
SYMETRA LIFE
Symetra Life Insurance Company ("Symetra Life" or the "Company") is a stock life insurance company headquartered in Bellevue, Washington. The Company was incorporated under Washington law in 1957 and, effective July 1, 2014, changed its state of domicile from Washington to Iowa. The Company has three wholly-owned subsidiaries: Symetra National Life Insurance Company, First Symetra National Life Insurance Company of New York, and Symetra Reinsurance Corporation.
The Company is a wholly-owned subsidiary of Symetra Financial Corporation ("Symetra" or the "Parent"), a Delaware Corporation. On February 1, 2016, the Parent became a wholly-owned subsidiary of Sumitomo Life Insurance Company ("Sumitomo Life"), a Japanese mutual life insurer (sougo kaisha).

The Company offers products and services that serve the retirement, employment-based benefits, and life insurance markets. These products and services are marketed through financial institutions, broker-dealers, benefits consultants, and independent agents and advisors in 49 states and the District of Columbia. The Company’s principal products include deferred fixed, fixed indexed, and registered index-linked annuities, single premium immediate annuities (SPIAs), medical stop-loss insurance, group life and disability income (DI) insurance, group fixed-payment insurance, individual life insurance, and institutional life insurance including bank-owned life insurance (BOLI) and variable corporate owned life insurance (COLI). The Company also services its blocks of structured settlement and variable annuities.
AVAILABLE INFORMATION
The Company prepares financial information in conformity with statutory accounting standards prescribed or permitted by the Insurance Division and the Department of Commerce of the state of Iowa ("Statutory" accounting). Companies domiciled in the state of Iowa prepare their Statutory-basis financial statements in accordance with guidance promulgated by the National Association of Insurance Commissioners (NAIC), subject to any deviations prescribed or permitted by Iowa.

Additional information about Symetra Life is available on our Investor Relations website, which can be accessed at www.symetra.com > About Us. Information on our website is neither part of nor incorporated into this prospectus or other filings with the Securities and Exchange Commission (SEC). The Company's SEC filings may be obtained on the SEC's website at www.sec.gov. The SEC maintains on that internet site reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
STATUS PURSUANT TO SECURITIES EXCHANGE ACT OF 1934
Symetra Life hereby relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of 1934 from the requirement to file reports pursuant to Section 15(d) of that Act.

OUR BUSINESS
[To be completed by Pre-Effective Amendment]

REGULATION
[To be completed by Pre-Effective Amendment]

RISKS RELATED TO OUR BUSINESS AND INDUSTRY
[To be completed by Pre-Effective Amendment]

FORWARD-LOOKING STATEMENTS
[To be completed by Pre-Effective Amendment]

SYMETRA LIFE INSURANCE COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS
[To be completed by Pre-Effective Amendment]

AUDITOR UPDATE
[To be completed by Pre-Effective Amendment]

FINANCIAL STATEMENTS

[To be completed by Pre-Effective Amendment]

APPENDIX A: STATE VARIATIONS
A.
The following information is a summary of the states where Symetra Trek® Plus Contracts or certain features and/or benefits vary from the Contract’s features and benefits as previously described in this prospectus. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. The state in which your Contract is issued also governs whether or not certain options are available or will vary under your Contract. Any state variations will be included in your Contract or in riders or endorsements attached to your Contract.

STATE	FEATURE OR BENEFIT	VARIATION OR AVAILABILITY

[To be completed by Pre-Effective Amendment]

A-1

APPENDIX B: INTERIM VALUE
The Interim Value is the value of the Indexed Account, excluding any Indexed Account Charges, on any Business Day during the Interest Term except the first day and the last day of the Interest Term. We calculate the Interim Value at the end of each Business Day. The Interim Value may change each Business Day and this change may be either positive or negative. The Interim Value calculation is not directly based on the value of the Index. The calculation includes the Index Return from the beginning of the Interest Term to the Interim Value date, is calculated separately for each Indexed Account, and is calculated differently depending on the Crediting Method chosen.

The Interim Value may be less than the Beginning Indexed Account Value even when the Index Return is positive. This is due to, among other factors, market inputs for volatilities, interest rates and dividends. The implied return for the Interim Value is expected to be less than the Index Return on any Business Day. This is due to, among other factors, the fact that there would otherwise be the possibility of a lower value or loss if the Indexed Account was naturally left to the end of the Interest Term. The Interim Value reflects the amortization of the Beginning Interim Value which represents the estimated cost of entering into the hypothetical derivatives minus the Indexed Account Charge, if any, at the beginning of the Interest Term for each type of Indexed Account. As a result, the estimated cost of entering and exiting the hypothetical derivatives results in a lower Interim Value.

The calculation we use tracks hypothetical investments in fixed instruments and derivatives. We are not required to hold actual investments corresponding to the hypothetical investments, but we may or may not choose to do so. The Interim Value calculation will not be affected by the performance of any of our investments (or lack of investments) relating to any Indexed Account.

Our Interim Value calculation methodology, including the market standard Black-Scholes or Black’s model used to value the hypothetical derivatives, may result in values that are higher or lower than the values obtained from using other methodologies, models, and input data. Our Interim Value calculation may also be higher or lower than actual market prices of similar or identical derivatives. As a result, the Interim Value you receive may be higher or lower than what other methodologies, models, and input data would produce.

The various Indexed Accounts each combine a certain form and degree of downside exposure with a certain form and degree of upside return potential. The Interim Value is designed to approximate the value of the hypothetical derivative instruments whose payoff mirrors that of the relevant Indexed Account under all potential return scenarios, along with some relevant adjustments, in order to mimic the exit value of the allocation to an Indexed Account. The exit value provides us with protection from the trading risk that we will have to pay out and/or reflect in the Indexed Account Value prior to the end of the Interest Term. If we did not take into account the estimated exit values, your Interim Value would be higher. Thus, the Interim Value calculation is comprised of:
(i)an estimate of the value of the hypothetical derivatives representing the upside return potential
(ii)an estimate of the value of the hypothetical derivatives representing the downside exposure
(iii)a factor reflecting the amortization of the Beginning Interim Value
(iv)a factor reflecting a proxy for the transaction costs incurred by Symetra when trading the derivatives comprising (i) and (ii) in the market

Relating to (i), upside return potential:
•Indexed Accounts with Participation Rate and no Cap upside exposure can be represented with an at-the-money call with a notional reflecting the Participation Rate, as the call option reflects the potential for index appreciation
•Indexed Accounts with an upside Cap and 100% Participation Rate can be represented with an at-the-money call and an out-of-the-money call, as the at-the-money call reflects the upside potential while the out-of-the-money call institutes the Cap
•Indexed Accounts with a Trigger Rate upside exposure can be represented with an at-the-money digital call, as this reflects the all-or-nothing payoff profile

Relating to (ii), the downside exposures:
•Indexed Accounts with a Buffer can be represented with an out-of-the-money put, as the put option reflects the potential for index losses beyond the Buffer level
•Indexed Accounts with a Floor can be represented with an at-the-money put and an out-of-the-money put, as the at-the-money put reflects the potential for index losses while the out-of-the-money put contributes the protection from losses beyond the Floor level
•Indexed Accounts with a Protection Zone can be represented with an out-of-the-money digital put and an out-of-the-money put, as the strike of the out-of-the-money digital put reflects the protection afforded up to the Protection Zone, while its payoff, in combination with the out-of-the-money put, recognizes the potential for full losses when the index declines beyond the Protection Zone Percentage

Relating to (iii), the amortization factor, a fractional amount of the Beginning Interim Value is subtracted from the Interim Value to account for the potential initial value of the option packages underlying the various Indexed Accounts. Without this adjustment, the Interim Value would increase at the beginning of the Interest Term in the amount approximately equal to the value of the option package and result in a larger than intended Interim Value available for the Return Lock, lapses, etc.

Relating to (iv), the trading cost component, this adjustment is necessary to compensate Symetra for the additional transaction costs it is expected to incur while unwinding a package of such hypothetical options in order to monetize the policyholder’s Interim Value.

The Interim Value for any Indexed Account can be formulated by combining the four elements identified above. Listed below are specific descriptions of the Interim Value components and calculation for each main type of Indexed Account. Examples for the Interim Value calculations are included for each Indexed Account type and are based on various assumptions for the time remaining in the Interest Term and other market inputs. It should be noted that different Caps, Participation Rates, Trigger Rates, market inputs and different times remaining in the Interest Term will likely result in significantly different results from those shown in these examples.

The Interim value for an Indexed Account using a Buffer with a Cap and 100% Participation Rate is made up of the following components:
•an at-the-money call;
•an out-of-the-money call;
•an out-the-the-money put;
•Beginning Interim Value; and
•Trading Costs
The Interim Value for such an Indexed Account = Base Value x [1+(at-the-money call value) – (out-of-the-money call value) – (out-of-the-money put value) - Beginning Interim Value * (number of days remaining in Interest Term / total number of days in Interest Term) – (Trading Costs)]

The Interim value for an Indexed Account using a Buffer with Participation Rate and no Cap upside is made up of the following components:
•an at-the-money call;
•an out-the-the-money put;
•Beginning Interim Value; and
•Trading Costs
The Interim Value for such an Indexed Account = Base Value x [1+(at-the-money call value) * (Participation Rate) – (out-of-the-money put value) - Beginning Interim Value * (number of days remaining in Interest Term / total number of days in Interest Term) – (Trading Costs)]

Interim Value Example: Buffer with Participation Rate and No Cap					
Interest Term		**1-Year**	**2-year**	**6-year**	**6-year**
Base Value	**A**	**100,000**	**100,000**	**100,000**	**100,000**
Buffer		10%	10%	10%	20%
Participation Rate		100%	100%	105%	100%
Beginning Interim Value		2.15%	1.76%	1.72%	4.94%

Interim Value Review - Positive Index Returns		**1-Year**	**2-year**	**6-year**	**6-year**
Time to End of Interest Term (years)		0.25	0.50	2.00	2.00
Index Return as of Review Day		10%	20%	35%	35%
Value of ATM Call Option x Participation Rate	**B**	11.58%	21.72%	40.34%	38.42%
Value of OTM Put Option	**C**	0.77%	1.31%	4.36%	2.95%
Trading Cost	**D**	0.10%	0.10%	0.50%	0.50%
Value of Hypothetical Option Set	**E**	10.71%	20.31%	35.48%	34.97%
Amortization of Beginning Interim Value	**F**	0.54%	0.44%	0.57%	1.65%
Interim Value as of Review Day	**G**	**110,170**	**119,870**	**134,910**	**133,320**
	E = (B - C - D); G = A x (1 + B - C - F - D)				

Interim Value Review - Negative Index Returns		**1-Year**	**2-year**	**6-year**	**6-year**
Time to End of Interest Term (years)		0.25	0.50	2.00	2.00
Index Return as of Review Day		-10%	-20%	-30%	-30%
Value of ATM Call Option x Participation Rate	**J**	0.31%	0.10%	0.53%	0.51%
Value of OTM Put Option	**K**	3.59%	11.10%	22.49%	14.45%
Trading Cost	**L**	0.10%	0.10%	0.50%	0.50%
Value of Hypothetical Option Set	**M**	-3.38%	-11.10%	-22.46%	-14.44%
Amortization of Beginning Interim Value	**N**	0.54%	0.44%	0.57%	1.65%
Interim Value as of Review Day	**P**	**96,080**	**88,460**	**76,970**	**83,910**
	M = (J - K - L); P = A x (1 + J - K - N - L)

The Interim value for an Indexed Account using a Floor with a Cap and 100% Participation Rate is made up of the following components:
•an at-the-money call;
•an out-of-the-money call;
•an at-the-money-put;
•an out-of-the-money put;
•Beginning Interim Value; and
•Trading Costs

The Interim Value for such an Indexed Account = Base Value x [1+(at-the-money call value) – (out-of-the-money call value) – (at-the-money put value) + (out-of-the-money put value) - Beginning Interim Value * (number of days remaining in Interest Term / total number of days in Interest Term) – (Trading Costs)]

Interim Value Example: Floor with Cap and 100% Participation Rate			
Interest Term		**1-Year**	**2-year**
Base Value	**A**	**100,000**	**100,000**
Floor		-10%	-10%
Cap		7%	9%
Beginning Interim Value		0.35%	0.58%

Interim Value Review - Positive Index Returns		**1-Year**	**2-year**
Time to End of Interest Term (years)		0.25	0.50
Index Return as of Review Day		10%	20%
Value of ATM Call Option	**B**	11.58%	21.72%
Value of OTM Call Option	**C**	6.11%	14.30%
Value of ATM Put Option	**D**	1.84%	2.34%
Value of OTM Put Option	**E**	0.77%	1.31%
Trading Cost	**F**	0.10%	0.10%
Value of Hypothetical Option Set	**G**	4.30%	6.29%
Amortization of Beginning Interim Value	**H**	0.09%	0.14%
Interim Value as of Review Day	**J**	**104,210**	**106,150**
G = (B - C - D + E - F); J = A x (1 + B - C - D + E - H - F)			

Interim Value Review - Negative Index Returns		**1-Year**	**2-year**
Time to End of Interest Term (years)		0.25	0.50
Index Return as of Review Day		-10%	-20%
Value of ATM Call Option	**K**	0.31%	0.10%
Value of OTM Call Option	**L**	0.06%	0.04%
Value of ATM Put Option	**M**	10.51%	20.50%
Value of OTM Put Option	**N**	3.59%	11.10%
Trading Cost	**P**	0.10%	0.10%
Value of Hypothetical Option Set	**Q**	-6.77%	-9.44%
Amortization of Beginning Interim Value	**R**	0.09%	0.14%
Interim Value as of Review Day	**S**	**93,140**	**90,420**
Q = (K - L - M + N - P); S = A x (1 + K - L - M + N - R - P)

The Interim value for an Indexed Account using a Floor with Participation Rate and no Cap upside is made up of the following components:
•an at-the-money call;
•an at-the-money-put;
•an out-of-the-money put;
•Beginning Interim Value; and
•Trading Costs
The Interim Value for such an Indexed Account = Base Value x [1+(at-the-money call value) * (Participation Rate) – (at-the-money put value) + (out-of-the-money put value) - Beginning Interim Value * (number of days remaining in Interest Term / total number of days in Interest Term) – (Trading Costs)]

The Interim Value for an Indexed Account using a Buffer with a Trigger Rate upside is made up of the following hypothetical option components:
•an at-the-money digital call;
•an out-of-the-money put;
•Beginning Interim Value; and
•Trading Costs
The Interim Value for such an Indexed Account = Base Value x [1+(at-the-money digital call value) – (out-of-the-money put value) – Beginning Interim Value * (number of days remaining in Interest Term / total number of days in Interest Term) – (Trading Costs)]

The Interim Value for an Indexed Account using a Protection Zone with an upside Cap and 100% Participation Rate is made up of the following hypothetical option components:
•an at-the-money call;
•an out-of-the-money call;
•an out-of-the-money digital put;
•an out-of-the-money put;
•Beginning Interim Value; and
•Trading Costs
The Interim Value for such an Indexed Account = Base Value x [1+(at-the-money call value) – (out-of-the-money call value) – (out-of-the-money digital put value) – (out-of-the-money put value) – Beginning Interim Value * (number of days remaining in Interest Term / total number of days in Interest Term) – (Trading Costs)]

Interim Value Example: Protection Zone with a Cap and 100% Participation Rate			
Interest Term		**1-Year**	**1-Year**
Base Value	**A**	**100,000**	**100,000**
Protection Zone		-15%	-15%
Cap		40%	40%
Beginning Interim Value		-0.14%	-0.14%
Interim Value Review - Positive Index Returns		**1-Year**	**1-Year**
Time to End of Interest Term (years)		0.25	0.25
Index Return as of Review Day		10%	20%
Value of ATM Call Option	**B**	11.58%	20.68%
Value of OTM Call Option	**C**	0.03%	0.13%
Value of OTM Put Option	**D**	0.52%	0.33%
Value of OTM Digital Put Option	**E**	0.65%	0.43%
Trading Cost	**F**	0.15%	0.15%
Value of Hypothetical Option Set	**G**	10.23%	19.64%
Amortization of Beginning Interim Value	**H**	-0.04%	-0.04%
Interim Value as of Review Day	**J**	**110,270**	**119,680**
G = (B - C - D - E - F); J = A x (1 + B - C - D - E - H - F)			
Interim Value Review - Negative Index Returns		**1-Year**	**1-Year**
Time to End of Interest Term (years)		0.25	0.25
Index Return as of Review Day		-10%	-20%
Value of ATM Call Option	**K**	0.31%	0.03%
Value of OTM Call Option	**L**	0.01%	0.01%
Value of OTM Put Option	**M**	2.11%	6.06%
Value of OTM Digital Put Option	**N**	3.15%	9.32%
Trading Cost	**P**	0.15%	0.15%
Value of Hypothetical Option Set	**Q**	-5.11%	-15.51%
Amortization of Beginning Interim Value	**R**	-0.04%	-0.04%
Interim Value as of Review Day	**S**	**94,930**	**84,530**
Q = (K - L - M - N - P); S = A x (1 + K - L - M - N - R - P)

The Interim Value for an Indexed Account using a Protection Zone with Participation Rate and no Cap upside is made up of the following hypothetical option components:
•an at-the-money call;
•an out-of-the-money digital put;
•an out-of-the-money put;
•Beginning Interim Value; and
•Trading Costs
The Interim Value for such an Indexed Account = Base Value x [1+(at-the-money call value) * (Participation Rate) – (out-of-the-money digital put value) – (out-of-the-money put value) – Beginning Interim Value * (number of days remaining in Interest Term / total number of days in Interest Term) – (Trading Costs)]

The hypothetical call and put options defined below are used as positive values in the Interim Value calculation:

At-the-money call (AMC): This is an option to buy a position in the Index at the end of the Interest Term with the strike price set to the Index Value at the beginning of the Interest Term and where the value of the AMC option on any Business Day is measured as a percentage of the Index Value at the beginning of the Interest Term.

At-the-money put (AMP): This is an option to sell a position in the Index at the end of the Interest Term with the strike price set to the Index Value at the beginning of the Interest Term and where the value of the AMP option on any Business Day is measured as a percentage of the Index Value at the beginning of the Interest Term.

Out-of-the-money call (OMC): This is an option to buy a position in the Index at the end of the Interest Term with the strike price set to the Index Value at the beginning of the Interest Term multiplied by (one plus the Indexed Interest Cap) and where the value of the OMC option on any Business Day is measured as a percentage of the Index Value at the beginning of the Interest Term.

Out-of-the-money-put (OMP): This is an option to sell a position in the Index at the end of the Interest Term with the strike price set to the Index Value at the beginning of the Interest Term multiplied by (one minus the Indexed Interest Buffer, one plus the Indexed Interest Floor – assuming the Indexed Interest Floor is a negative value, or one plus the Protection Zone Percentage – assuming the Protection Zone is a negative value, depending on the Crediting Method) and where the value of the OMP option is measured on any Business Day as a percentage of the Index Value at the beginning of the Interest Term.

At-the-money-digital call (ADC)
This is a digital call option with strike price set to the Index Value at the beginning of the Interest Term that entitles the buyer to receive a specified, fixed payout (equal to the Trigger Rate) at the end of the Interest Term, provided that the Index Value at the end of the Interest Term is greater than or equal to the strike price. The value of the ADC is measured on any Business Day as a percentage of the Index Value at the beginning of the Interest Term.

Out-of-the-money-digital put (ODP)
This is a digital put option with strike price set to the Index Value at the beginning of the Interest Term multiplied by one plus the Protection Zone Percentage (assuming a negative value for the Protection Zone Percentage) that requires the seller to pay a specified, fixed payout (equal to the absolute value of the Protection Zone Percentage) at the end of the Interest Term, provided that the Index Value at the end of the Interest Term is less than the strike price. The value of the ODP is measured on any Business Day as a percentage of the Index Value at the beginning of the Interest Term.

PROXY VALUE INPUTS

Index YTD return: The Index price at the end of the current Business Day divided by the Index Value as of the beginning of the Interest Term, minus one. The Index prices are sourced daily from Bloomberg or another market source.

Strike price: This varies for each derivative investment as follows:
1.For an at-the-money call or at-the-money put, the strike price is equal to the Index Value at the beginning of the Interest Term.
2.For an out-of-the-money call, the strike price is equal to the Index Value at the beginning of the Interest Term multiplied by (1 plus the Indexed Interest Cap).
3.For an out-of-the-money put, the strike price is equal to the Index Value at the beginning of the Interest Term multiplied by (1 minus the Indexed Interest Buffer or 1 plus the Indexed Interest Floor or 1 plus the Protection Zone Percentage, assuming a positive Indexed Interest Buffer, negative Indexed Interest Floor, or negative Protection Zone Percentage, as applicable).
4.For an At-the-money-digital call, the strike price is equal to the Index Value at the beginning of the Interest Term.
5.For an Out-of-the-money-digital put, the strike price is equal to the Index Value at the beginning of the Interest Term multiplied by one plus the Protection Zone Percentage (assuming a negative value for the Protection Zone Percentage).

Interest rates: The interest rates to the end of the Interest Term as of a Business Day where the rates are interpolated from rates commonly used in the Black-Scholes formula for projecting and discounting and sourced daily from Bloomberg or another market source.

Dividend rates: The dividend rates to the end of the Interest Term as of a Business Day where the rates are interpolated from rates or implied from market data commonly used in the Black-Scholes formula as sourced daily from Bloomberg or another market source. The dividend rates may include adjustments to reflect the cost of carry and other market-implied forward-related adjustments.

Discount rates – The rates appropriate for the time to the end of the Interest Term as of a Business Day where the rates are linearly interpolated as needed and as provided daily by Bloomberg or another market source.

Forward Index Values – The forward values appropriate for each index for the time to the end of the Interest Term as of a Business Day where the forward values are provided daily by Bloomberg or another market source.

Time remaining: The time remaining in the Interest Term, expressed in years, as measured by the number of calendar days from the Business Day calculation date to the end of the Interest Term and then divided by 365.

Volatility: Implied option volatilities for options with generic expirations and strike prices are sourced daily from Bloomberg or another market source. Direct sources for implied volatility are generally not available because options in the marketplace do not directly align with the time remaining in the Interest Term and strike prices for each of the hypothetical derivatives underlying the calculation of Interim Value for each Indexed Account. For each option embedded in an Indexed Account, we approximate the volatilities by interpolating between implied volatilities for similar options with the closest available time remaining and strike prices.

Trading Costs: The trading costs represent the additional approximate cost of exiting the set of hypothetical options in the Index Crediting Method over and above the hypothetical values as calculated above.

APPENDIX C: INDEX DISCLOSURES
A.
S&P 500 INDEX

The "S&P 500 Index" is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by Symetra Life Insurance Company (“Symetra”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Symetra Life Insurance Company. It is not possible to invest directly in an index. Symetra’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of Symetra’s products or any member of the public regarding the advisability of investing in securities generally or Symetra’s products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Symetra with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Symetra or Symetra’s products. S&P Dow Jones Indices has no obligation to take the needs of Symetra or the owners of Symetra’s products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of Symetra’s products or the timing of the issuance or sale of Symetra’s products or in the determination or calculation of the equation by which Symetra’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Symetra’s products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment or tax advisor.  A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY SYMETRA, OWNERS OF SYMETRA’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND SYMETRA, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

RUSSELL 2000® INDEX

The Product has been developed solely by Symetra Life Insurance Company and is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the “Russell 2000® Index” (the “Index”) vest in the relevant LSE Group company which owns the Index. “Russell®”, “FTSE Russell®”, and “Russell 2000® Index” are trademarks of the relevant LSE Group company and are used by any other LSE Group company under license.

The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Product. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Product or the suitability of the Index for the purpose to which it is being put by Symetra Life Insurance Company.

The Product is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). The LSE Group does not accept any liability whatsoever to any person arising out of the use of the Product or the underlying data.

NASDAQ 100 INDEX

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations' only relationship to Symetra Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EMERGING MARKETS INDEX

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY SYMETRA LIFE INSURANCE COMPANY. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR

ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PIMCO INDEX

The PIMCO Equity Fusion Index™ (the "Index") is an equity index that allocates to exchange-traded funds tracking four major equity markets: U.S. large-capitalization equities, U.S. small-capitalization equities, technology-focused equities, and emerging market equities. On a quarterly basis, the index adjusts its allocation to the constituents according to a predefined set of rules based on contrarian signals. The Index is a trademark of Pacific Investment Management Company LLC ("PIMCO") and has been licensed for use for certain purposes by Symetra Life Insurance Company on behalf of the annuity. The Index is the exclusive property of PIMCO and is made and compiled without regard to the needs, including, but not limited to, the suitability needs, of Symetra Life Insurance Company, the annuity, or the annuity contract owners. The annuity is not sold, sponsored, endorsed or promoted by PIMCO or any other party involved in, or related to, making or compiling the Index.

PIMCO does not make any warranty or representation as to the accuracy, completeness, or availability of the Index or information included in the Index and shall have no responsibility or liability for the impact of any inaccuracy, incompleteness, or unavailability of the Index or such information. Neither PIMCO nor any other party involved in, or related to, making or compiling the Index makes any representation or warranty, express or implied, to the annuity contract owner, Symetra Life Insurance Company, or any member of the public regarding the advisability of purchasing annuities generally or the annuity particularly, the legality of the annuity under applicable federal securities, state insurance and tax laws, the ability of the annuity to track the performance of the Index, any other index or benchmark or general fixed income market or other asset class performance, or the results, including, but not limited to, performance results, to be obtained by Symetra Life Insurance Company, the annuity, annuity contract owners, or any other person or entity. PIMCO does not provide investment advice to Symetra Life Insurance Company with respect to the annuity, to the annuity, or to annuity contract owners.

Neither PIMCO nor any other party involved in, or related to, making or compiling the Index has any obligation to continue to provide the Index to Symetra Life Insurance Company with respect to the annuity. In the event that the Index is no longer available to the annuity or annuity contract owners, Symetra Life Insurance Company may seek to replace the Index with another suitable index, although there can be no assurance that one will be available.

PIMCO disclaims all warranties, express or implied, including all warranties of merchantability or fitness for a particular purpose or use. PIMCO shall have no responsibility or liability with respect to the annuity.

The Index is comprised of a number of constituents, some of which are owned by entities other than PIMCO.  The Index relies on a variety of publicly available data and information and licensable equity and fixed income sub-indices.  All disclaimers referenced in the agreement relative to PIMCO also apply separately to those entities that are owners of the constituents of the Index.

SPDR® S&P 500® ETF Trust (SPY ETF), IWM (iShares Russell 2000 ETF), QQQ (Invesco QQQ Trust Series 1) and EEM (iShares MSCI Emerging Markets ETF) are each a constituent of the PIMCO Equity Fusion Index™. S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P), iShares® is a registered trademark of BlackRock Fund Advisors or BlackRock, Inc. and its subsidiaries, and “Russell” and Russell 2000® are registered trademarks of FTSE Russell, each an “ETF Trademark Owner” and collectively, the “ETF Trademark Owners”. The PIMCO Equity Fusion Index is not sponsored, endorsed, sold, or promoted by any of the ETF Trademark Owners. The ETF Trademark Owners make no representations or warranties to the owners of products utilizing the PIMCO Equity Fusion Index or any member of the public regarding the advisability of purchasing a product utilizing the PIMCO Equity Fusion Index. None of the ETF Trademark Owners has any obligation or liability in connection with the operation, marketing, trading or sale of the PIMCO Equity Fusion Index.

APPENDIX D: CREDITING METHOD EXAMPLES

The Contract offers four interest Crediting Methods for crediting Indexed Interest to the Indexed Accounts:
•Point to Point with Indexed Interest Buffer with Indexed Interest Cap and Indexed Interest Participation Rate
•Point to Point with Indexed Interest Floor with Indexed Interest Cap and Indexed Interest Participation Rate
•Point to Point with Indexed Interest Protection Zone with Indexed Interest Cap and Indexed Interest Participation Rate
•Point to Point with Indexed Interest Buffer with Indexed Interest Trigger Rate

We have provided examples for each of these Crediting Methods below. You should consult with your financial professional to determine which Crediting Method is right for you.

The Crediting Methods use Index Values on two dates to determine the amount of Indexed Interest to be credited: the beginning of an Interest Term and the end of an Interest Term. These are the Beginning Index Value and Ending Index Value. To determine the Index Return, we determine the net change in Index Value between the Beginning Index Value and the Ending Index Value and express it as a percentage.

Crediting Method	Negative Index Return (if Ending Index Value < Beginning Index Value)	Zero or positive Index Return (if Ending Index Value ≥ Beginning Index Value)
Buffer with Cap and 100% Participation Rate
Indexed Interest is negative to the extent the Index Return is lower than the Buffer.

For example, if the Buffer is 10% and the Index Return is:
•-5%, the Index Interest Credited is 0%
•-25%, the Index Interest Credited is -15%
Indexed Interest is the Index Return up to the Cap. For example, if the Cap is 12% and the Index Return is: •5%, the Index Interest Credited is 5% •25%, the Index Interest Credited is 12%
Buffer with Participation Rate and no Cap
Indexed Interest is negative to the extent the Index Return is lower than the Buffer.

For example, if the Buffer is 10% and the Index Return is:
•-5%, the Index Interest Credited is 0%
•-25%, the Index Interest Credited is -15%

Indexed Interest is the Index Return multiplied by the Participation Rate.

For example, if the Participation Rate is 110% and the Index Return is:
•5%, the Index Interest Credited is 5.5%
•25%, the Index Interest Credited is 27.5%

Floor with Cap and 100% Participation Rate	Indexed Interest is negative but not lower than the Floor. For example, if the Floor is -10% and the Index Return is: •-5%, the Index Interest Credited is -5% •-25%, the Index Interest Credited is -10%	Indexed Interest is the Index Return up to the Cap. For example, if the Cap is 12% and the Index Return is: •5%, the Index Interest Credited is 5% •25%, the Index Interest Credited is 12%
Floor with Participation Rate and no Cap	Indexed Interest is negative but not lower than the Floor. For example, if the Floor is -10% and the Index Return is: •-5%, the Index Interest Credited is -5% •-25%, the Index Interest Credited is -10%
Indexed Interest is the Index Return multiplied by the Participation Rate.

For example, if the Participation Rate is 110% and the Index Return is:
•5%, the Index Interest Credited is 5.5%
•25%, the Index Interest Credited is 27.5%

D-1

Crediting Method	Negative Index Return (if Ending Index Value < Beginning Index Value)	Zero or positive Index Return (if Ending Index Value ≥ Beginning Index Value)
Buffer with Trigger Rate
Indexed Interest is negative to the extent the Index Return is lower than the Buffer.

For example, if the Buffer is 10% and the Index Return is:
•-5%, the Index Interest Credited is 0%
•-25%, the Index Interest Credited is -15%
Indexed Interest equals the Trigger Rate. For example, if the Trigger Rate is 15% and the Index Return is: •5%, the Index Interest Credited is 15% •25%, the Index Interest Credited is 15%
Protection Zone with Cap and 100% Participation Rate
Indexed Interest is negative and equals the Index Return if the Index Return is lower than the Protection Zone.

For example, if the Protection Zone is -15% and the Index Return is:
•-5%, the Index Interest Credited is 0%
•-25%, the Index Interest Credited is -25%
Indexed Interest is the Index Return up to the Cap. For example, if the Cap is 12% and the Index Return is: •5%, the Index Interest Credited is 5% •25%, the Index Interest Credited is 12%
Protection Zone with Participation Rate and no Cap
Indexed Interest is negative and equals the Index Return if the Index Return is lower than the Protection Zone.

For example, if the Protection Zone is -15% and the Index Return is:
•-5%, the Index Interest Credited is 0%
•-25%, the Index Interest Credited is -25%

Indexed Interest is the Index Return multiplied by the Participation Rate.

For example, if the Participation Rate is 110% and the Index Return is:
•5%, the Index Interest Credited is 5.5%
•25%, the Index Interest Credited is 27.5%

D-2

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE & DISTRIBUTION
The estimated expenses for the issuance and distribution of the contracts described in this prospectus, other than any underwriting discounts and commissions, are as follows: [To be completed by Pre-Effective Amendment]

Securities and Exchange Commission Registration Fees	$
Estimated Printing and Filing Fees	$
Estimated Accounting fees and expenses	$
Estimated Legal fees and expenses	$

INDEMNIFICATION
As more fully set forth in its Bylaws, Symetra Life, to the maximum extent it is empowered by the Iowa Business Corporation Act, Iowa Code Chapter 490, shall indemnify and advance expenses to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) and whether formal or informal, by reason of the fact that such person (a) is or was a director or officer of the corporation, or (b) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in a similar capacity) of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, including an excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding or any appeal thereof.

Under certain Director and Officer Indemnification Agreements (“Agreement(s)”) between Symetra Life’s parent company, Symetra Financial Corporation, and directors and/or certain officers of Symetra Life (“Indemnitees”), Symetra Financial Corporation indemnifies and holds harmless Indemnitees, to the full extent permitted by the laws of the State of Delaware in effect at the time the Agreement is effective or as such laws may from time to time be amended, against all Indemnifiable Losses related to, resulting from or arising out of any Claim (subject to certain exceptions) where:

•“Claim” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, in which the Indemnitee is a party or reasonably could be made a party, is threatened to be made a party or is involved by reason of the fact that (i) Indemnitee is or was a director, officer, employee or agent of the Company and/or of a subsidiary of the Company, or (ii) Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, non-profit organization, joint venture, trust or other enterprise. Inclusion of the Indemnitee’s role with such an enterprise (including, for example, service on the board of directors of a non-profit organization) on a list approved from time to time by the Chief Executive Officer or Chief Financial Officer of the Company shall constitute service “at the request of the Company” for purposes of clause (ii) in the preceding sentence.

•“Expenses” includes all direct and indirect costs and expenses of any type whatsoever (including without limitation all attorneys’ and experts’ fees, expenses and charges) and all other costs, expenses and obligations actually and reasonably paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim; and

•“Indemnifiable Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including without limitation all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (collectively, “Losses”) reasonably incurred by Indemnitee relating to, resulting from or arising out of any Claim.

RECENT SALES OF UNREGISTERED SECURITIES
None.

EXHIBITS

Exhibit		Description	Reference
1.	(i)	Selling Agreement	2
	(ii)	Underwriting Agreement	3
2.		Not Applicable
3.	(i)	Amended and Restated Articles of Incorporation of Symetra Life Insurance Company	1
	(ii)	Bylaws of Symetra Life Insurance Company	1
4.	(i)	Form of Individual Single Premium Deferred Index-Linked Annuity Contract	To be Filed by Amendment
	(ii)	Form of Individual Single Premium Deferred Index-Linked Annuity Contract Data Page	To be Filed by Amendment
	(iii)	Form of Index-Linked Annuity Contract Application	To be Filed by Amendment
5.		Legality Opinion	To be Filed by Amendment
8.		Not Applicable
9.		Not Applicable
10.		None
11.		Not Applicable
12.		Not Applicable
15.		Not Applicable
16.		Letter Re Change in Certifying Accountant	4
21.		Subsidiaries of Registrant	1
23.	(i)	Consent of Ernst and Young LLP, Independent Auditors	To be filed by Amendment
	(ii)	Consent of KPMG Independent Auditors	To be filed by Amendment
24.		Not Applicable
25.		Not Applicable
26.		Not Applicable
99		Not Applicable

Reference		Description
1		Incorporated by reference as an exhibit from the initial filing on Form S-1 (333-225314), electronically filed on May 31, 2018.
2		Incorporated by reference as an exhibit from the Pre-Effective Amendment No. 1 filing on Form S-1/A (333-225314), electronically filed on August 24, 2018.
3		Incorporated by reference as an exhibit from the Pre-Effective Amendment No. 2 filing on Form S-1/A (333-225314), electronically filed on October 31, 2018.
4		Incorporated by reference as an exhibit from the Post-Effective Amendment No. 2 filing on Form S-1 (333-225314), electronically filed on March 27, 2020.

UNDERTAKINGS
A.The undersigned registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:
i.To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high end estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of Contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.
5.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.The portion of any other free writing prospectus relating to the offering containing materials or information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and
iv.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
B.In so far as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue and State of Washington, on this 15th day of January, 2021.

SYMETRA LIFE INSURANCE COMPANY

By:	/s/ Margaret Meister
Name: Margaret A. Meister
Title: President

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

NAME                            TITLE

/s/ Tommie Brooks                Director, Executive Vice President, and Chief Financial Officer
Tommie D. Brooks                (Principal Accounting Officer and Principal Financial Officer)

/s/ Mark E. Hunt                    Director and Executive Vice President
Mark E. Hunt

/s/ Margaret Meister                Director and President (Principal Executive Officer)
Margaret A. Meister

/s/ Muneo Sasagawa                 Director
Muneo Sasagawa

/s/ Tetsuya Sho                    Director
Tetsuya Sho

/s/ Jon S. Stenberg                Director and Executive Vice President
Jon S. Stenberg

/s/ Jacqueline M. Veneziani            Director, General Counsel, Senior Vice President and Secretary
Jacqueline M. Veneziani